EXECUTION VERSION

U.S. SILVER - IDAHO, INC.

as the Purchaser

-and-

AMERICAS GOLD AND SILVER CORPORATION

as the Purchaser Parent

CRESCENT SILVER LLC

as the Company

-and-

THE MEMBERS OF THE COMPANY

as the Members

MEMBERSHIP INTEREST PURCHASE AGREEMENT

November 12, 2025

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of the 12th day of November, 2025

BY AND AMONG:

U.S. SILVER - IDAHO, INC., a corporation existing under the laws of the State of Delaware

(the "Purchaser")

- and -

AMERICAS GOLD AND SILVER CORPORATION, a corporation existing under the federal laws of Canada

(the "Purchaser Parent")

- and -

CRESCENT SILVER LLC, a Delaware limited liability company

(the "Company")

- and -

THE MEMBERS OF THE COMPANY LISTED ON THE SIGNATURE PAGES HERETO

(each, a "Member" and collectively, the "Members")

RECITALS:

A. The Purchaser Parent is the sole beneficial owner of all of the shares in the capital stock of the Purchaser.

B. The Members collectively own all of the outstanding membership interests (collectively, the "Company Interests") in the capital of the Company.

C. The Members wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Members, all of the Company Interests, on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, the respective covenants and agreements of the Parties (as defined below) contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

"Acquisition Proposal" has the meaning set out in Section 8.4;

"Affiliate" has the following meaning: an entity (the "first entity") is the Affiliate of another entity (the "second entity") where the second entity directly or indirectly controls the first entity, or the first entity directly or indirectly controls the second entity or both entities are directly or indirectly controlled by the same Person. For purposes of this definition, "control" is the power, whether by Contract or ownership of equity interests, or otherwise, to select a majority of the board of directors, managers or other supervisory management authority of an entity, whether directly or indirectly through a chain of entities that are "controlled" within the foregoing meaning;

"Allocation" has the meaning set out in Section 9.4(a)(ii);

"AML" has the meaning set out in Section 3.24(b);

"Anti-Corruption Laws" has the meaning set out in Section 3.24(a)(i);

"Authorization" means, with respect to any Person, any Order, permit, approval, consent, waiver, licence, certificate, registration, decision or similar authorization of any Governmental Entity having jurisdiction over such Person, including, for the avoidance of doubt, all of the Environmental Permits;

"Balance Sheet Date" has the meaning set out in the defined term "Financial Statements";

"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of New York, on which commercial banks in Toronto, Ontario and New York City, New York are open for business;

"Cash" means, without duplication, (a) the aggregate actual cash balances (net of any bank overdrafts), as adjusted for any deposits, transfers or payments in transit, any outstanding cheques and any other proper reconciling items, of the Company and its Subsidiaries, plus (b) the aggregate cash equivalents (including marketable securities and short-term investments) of the Company and its Subsidiaries;

"Cash Consideration" has the meaning set out in Section 2.2(a)(i);

"Claim" means any action, suit, appeal, claim, application, Order, proceeding, grievance, arbitration, appeal, alternative dispute resolution process or other legal proceeding;

"Closing" means the closing of the transactions contemplated under this Agreement;

"Closing AP" has the meaning set out in Section 2.2(e);

"Closing AR" has the meaning set out in Section 2.2(e);

"Closing Statement Dispute Auditor's Fees" has the meaning set out in Section 2.3(e);

"Closing Cash" has the meaning set out in Section 2.3(a)(i)(B);

"Closing Company Debt" has the meaning set out in Section 2.3(a)(i)(C);

"Closing Date" means the date that is two Business Days after the satisfaction or waiver of the last of the closing conditions set out in Article 7, other than those conditions that by their nature are to be (and will be) satisfied on Closing, provided that such date may not be later than the Outside Date;

"Closing Date Payment" has the meaning set out in Section 2.3(a);

"Closing Statement" has the meaning set out in Section 2.3(a);

"Closing Statement Dispute Auditor" has the meaning set out in Section 2.3(b);

"Closing Statement Dispute Auditor's Fees" has the meaning set out in Section 2.3(e);

"Closing Transaction Expenses" has the meaning set out in Section 2.3(a)(ii)(D);

"Code" has the meaning set out in Section 9.4(a)(ii);

"Commission" means the United States Securities and Exchange Commission;

"Company" has the meaning set out in the preamble to this Agreement;

"Company Assets" means all assets owned by the Company, including the Subject Mine Properties;

"Company Debt" means, without duplication, the collective aggregate Indebtedness as at the Reference Time; provided, however, that Company Debt shall not include any amounts to the extent included in Company Transaction Expenses, as determined in accordance with this Agreement;

"Company Interests" has the meaning set out in the recitals to this Agreement;

"Company Material Adverse Effect" means any event, occurrence or development that (i) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially delay or impair the ability of the Company or the Members to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement, except that none of the following (alone or in combination), nor any event, occurrence or development, in each case, to the extent arising from the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) general economic, political or regulatory conditions or events in any of the geographical areas in which the Company operates, (b) any change in the financial, banking, credit, debt, currency or capital markets in general (whether in Canada, the United States or any other country or in any international market), including changes in interest rates, commodity prices or raw material prices, (c) conditions generally affecting any industry (or segment thereof) in which the Company operates, (d) labour disruptions, strikes, walkouts, lockouts or similar labour interruptions, (e) acts of God, natural disasters (including hurricanes, earthquakes, tornados, tropical storms or other natural disasters), pandemics or epidemics, (f) acts of war, including the engagement in hostilities or the occurrence of any military or terrorist attack, (g) any changes in Laws or accounting rules or principles, (h) the negotiation, announcement or pendency of the transactions contemplated in this Agreement, the identity of the Purchaser Parties, the disclosure of the fact that the Purchaser is the acquiror of the Company, or (i) any act or omission of the Members or the Company prior to the Closing Date to the extent taken in accordance with the written consent or at the written request of the Purchaser or any Affiliate of the Purchaser, or explicitly required to be taken by this Agreement, provided, however, that, with respect to clauses (a) through (g), such events, occurrences or developments do not have a materially disproportionate adverse impact on the Company and its Subsidiaries compared to other participants in the industry in which the Company and its Subsidiaries conduct their business;

"Company Transaction Expenses" means, without duplication: (a) the aggregate out-of-pocket fees, costs, expenses, disbursements and other costs incurred or otherwise payable in connection with or triggered by the preparation, negotiation, execution and consummation of this Agreement and the transactions completed hereby and not paid prior to Closing by the Company or any of its Affiliates of investment bankers, financial advisors, brokers, legal counsel, accountants, consultants and other advisors, but for greater certainty, excluding the expenses of the Members; (b) all termination payments, severance payments, retirement payments, retention payments, bonuses, change of control payments, payroll costs or other payment or entitlement to any current or former employee, director, officer or contractor for which the Company becomes liable as a result of the execution of this Agreement or the consummation of the transactions hereunder, including the amount of any employer portion of any Tax required to be paid thereon, in each case, that is payable by the Company or an Affiliate or Representative of the Company and which amounts are set forth in Section 1.1 of the Disclosure Letter; provided, that, the foregoing shall not include any severance or termination payments arising from any actions by the Company following the Closing; (c) the costs related to any directors' and officers' liability insurance coverage or other similar payments for which the Company becomes liable as a result of the completion of the transactions contemplated hereby; and (d) 50% of the R&W Expenses; provided that Company Transaction Expenses shall not include any amounts included in Company Debt;

"Consideration Shares" means, subject to the approval of the Exchanges, such number of Purchaser Parent Shares equal to the greater of: (a) 11,137,558, and (b) $31,000,000 divided by the closing price of the Purchaser Parent Shares on the NYSE American Exchange on the second trading day immediately preceding the Closing Date, representing the share consideration payable as part of the Purchase Price;

"Contract" means any written contract, agreement, indenture, lease, deed of trust, licence, option, instrument or other commitment;

"Controlled Affiliate" has the meaning set out in Section 9.5(a);

"D&O Tail Policy" has the meaning set out in Section 9.2(b);

"Damages" means, in respect of any matter, all damages, losses, liabilities, deficiencies, fines, costs, expenses and judgments (including all reasonable out-of-pocket legal, advisor, expert and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a consequence of such matter, and including, in each case, the cost of enforcing any right to indemnification or payment hereunder;

"Data Room" means that certain virtual data room maintained under the name "Crescent Mine" by the Company in connection with this Agreement and the transactions contemplated by this Agreement;

"Direct Claim" means any Claim not involving a Third Party Claim made by an Indemnified Party for indemnification under this Agreement;

"Disclosure Letter" means the disclosure letter dated as of the date of this Agreement and delivered by the Members to the Purchaser Parties with this Agreement;

"Discussion Period" has the meaning set out in Section 2.3(b);

"Disputed Items" has the meaning set out in Section 2.3(b);

"Encumbrance" means any pledge, lien (statutory or otherwise), charge, security interest, sublicense (in respect of real property), lease, sublease, title retention Contract, option, privilege, right of first refusal or first offer, royalty, interest in the production or profits from any asset, back-in rights, earn-in rights, mortgage, hypothecation, other similar interest or instrument charging, or creating a security interest in, or against, any title, easement, servitude or right-of-way (registered or unregistered), which materially affects the assets of a Person, and any Contract, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

"Environmental Laws" means all applicable Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of Hazardous Substances or activities in connection with, or for the protection of, human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, vegetation or endangered or threatened species), or (b) the use, generation, disposal, reclamation, remediation, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): Federal Mine Safety and Health Act of 1977 (Public Law 95-164); the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Land Policy and Management Act of 1976, 42 U.S.C. §1751 et. seq; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.;

"Environmental Permits" means all Authorizations required under Environmental Laws;

"Estimated Cash" has the meaning set out in Section 2.2(b)(i)(B);

"Estimated Closing Date Payment" has the meaning set out in Section 2.2(b)(ii);

"Estimated Closing Statement" has the meaning set out in Section 2.2(b);

"Estimated Company Debt" has the meaning set out in Section 2.2(b)(i)(C);

"Estimated Transaction Expenses" has the meaning set out in Section 2.2(b)(i)(D);

"Excess Damages" has the meaning set out in Section 10.2;

"Exchange" means the Toronto Stock Exchange and the NYSE American Exchange;

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

"Existing Confidentiality Agreement" has the meaning set out in Section 9.7;

"Fraud" means actual and intentional common law fraud under Delaware law with respect to any representation or warranty set forth in Article 3, Article 4 or Article 5 of this Agreement or in any certificate delivered pursuant to this Agreement;

"Financial Statements" means: (a) the unaudited financial statements of the Company for the nine months ended September 30, 2025 (the "Balance Sheet Date"), and (b) the unaudited financial statements of the Company for the years ended December 31, 2024 and December 31, 2023, in each case consisting of a statement of financial position, statement of loss and comprehensive loss, statement of changes in equity, and the accompanying statement of cash flows for the periods then ended, and all notes to such financial statements;

"GAAP" means United States generally accepted accounting principles, as in effect from time to time.

"Governmental Entity" means any domestic or foreign: (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) stock exchange, including each Exchange, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

"Hazardous Substance" means any pollutant, contaminant, waste or chemical, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including tailings, hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

"Indebtedness" means, without duplication and with respect to the Company and its Subsidiaries, all (a) indebtedness for borrowed money of the Company and its Subsidiaries, (b) obligations of the Company and its Subsidiaries for the deferred purchase price of property or services, (c) long or short-term obligations of the Company and its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (d) obligations of the Company and its Subsidiaries under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations of the Company and its Subsidiaries, (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions, (g) obligations under or with respect to any reclamation bonds, performance bonds or other bonds, financial assurances or guarantees provided by the Company, (h) obligations secured by any Encumbrance existing on any of the Company Assets, (i) any unpaid Company Transaction Expenses, (j) liability for Pre-Closing Taxes, (k) guarantees made by the Company or any Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (j), and (l) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (k), but excluding, in all cases: (i) all obligations and other indebtedness arising from or related to any obligations under any leases of the Company to the extent related to and accruing during the period commencing after the Closing, (ii) Permitted Encumbrances, provided that, with respect to clause (b) of the definition of Permitted Encumbrances, only those obligations disclosed in Section 1.1 of the Disclosure Letter and (iii) any intercompany payables or indebtedness between the Company and any of its Subsidiaries or between Subsidiaries of the Company;

"Indemnified Party" has the meaning set out in Section 10.4(a);

"Indemnifying Party" has the meaning set out in Section 10.4(a);

"Indemnified Taxes" means (i) any Taxes of the Members; (ii) any Taxes of the Company or any Subsidiary with respect to a Pre-Closing Tax Period or to the pre-Closing portion of any Straddle Period (as determined in accordance with the methodology contained in Section 9.4(c)), and (ii) any Taxes that the Company or any Subsidiary is liable for as a result of being a member of (or leaving) an affiliated, consolidated, combined, or unitary Tax group before the time of Closing, as a transferee or successor, by contract (other than any such customary contracts entered into in the Ordinary Course that do not have a principal purpose related to Taxes), or by operation of Law, in each case as a result of a transaction entered into by the Company or a Subsidiary before the Closing;

"Insurance Policies" has the meaning set out in Section 3.26;

"Intellectual Property" means domestic and foreign intellectual property rights, including: (a) patents, applications for patents and reissues, divisionals, continuations, renewals, extensions and continuations-in-part of patents or patent applications, (b) copyrights, copyright registrations and applications for copyright registrations, (c) designs, design registrations and design registration applications, (d) trade names, business names, corporate names, domain names, website names, world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing, and (e) trade secrets and other confidential and proprietary information;

"Intended Tax Treatment" has the meaning set out in Section 9.4(a)(i);

"Interim Period" means the period between the close of business on the date of this Agreement and the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to the terms of this Agreement;

"Laws" means, in respect of any Person, property, transaction or event, any and all applicable: (a) laws, constitutions, treaties, statutes, codes, ordinances, principles of common law, decrees, rules and regulations, whether domestic, foreign or international, and (b) Orders, writs, decisions and directives of any Governmental Entity, in each case binding on or affecting the Person, property, transaction or event;

"Leased Real Property" has the meaning set out in Section 3.15(a);

"Leased Unpatented Claims" has the meaning set out in Section 3.15(a);

"List" means the United States Environmental Protection Agency's National Priorities List (NPL) of Hazardous Substance Sites or Superfund Enterprise Management System (SEMS), or any similar and active list of environmental sites maintained by a United States Governmental Entity;

"Material Contracts" has the meaning set out in Section 3.18;

"Members" has the meaning set out in the preamble to this Agreement;

"Member Fundamental Representations" means the representations and warranties in Sections 3.1 (Organization and Qualification), 3.2 (No Conflict), 3.5 (Capitalization), 3.6 (No Other Agreements to Purchase), 3.23 (Taxes); 3.27 (Brokers), 4.1 (Organization and Qualification), 4.2 (No Conflicts), 4.3 (Execution and Binding Obligation), 4.4 (Title to Company Interests) and 4.8 (No Other Agreements to Purchase);

"Objection Notice" has the meaning set out in Section 2.3(b);

"Order" means any order, injunction, judgment, administrative complaint, decree, ruling, award, assessment, direction, instruction, penalty or sanction issued, filed or imposed by any Governmental Entity or arbitrator;

"Ordinary Course" means any transaction or activity that constitutes an ordinary day-to-day business activity of a Person in accordance with, and materially consistent with, its past business practices;

"Organizational Documents" means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization, (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise), (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement, and (d) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization;

"Outside Date" means the earlier of (a) 45 days from the date of this Agreement, or (b) December 30, 2025;

"Owned Real Property" has the meaning set out in Section 3.15(a);

"Owned Unpatented Claims" has the meaning set out in Section 3.15(a);

"Parties" means, collectively, the Purchaser, the Purchaser Parent, the Company and the Members, and "Party" means any one of them;

"Pass-Through Tax Return" means any income Tax Return of the Company to the extent that (a) the Company is treated as a partnership for purposes of such income Tax Return and (b) the results of operations shown on such income Tax Return are also reflected (or required to be reflected) on the income Tax Returns of any Member (or its direct or indirect beneficial owners);

"Permitted Encumbrances" means:

(a) statutory liens for Taxes, assessments or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate provisions have been established on the Financial Statements,

(b) cash or governmental obligations deposited in the Ordinary Course in connection with Contracts, bids, permit fees, reclamation surety or the like, all of which are set forth in Section 1.1 of the Disclosure Letter,

(c) Encumbrances or Claims incidental to current construction carried out in the Ordinary Course, and mechanics', materialmen's, warehousemen's, workers', carriers' and other similar Encumbrances arising or incurred in the Ordinary Course and for amounts not yet delinquent, or if delinquent, being contested in good faith by appropriate actions and for which adequate provisions have been established on the Financial Statements,

(d) all rights reserved to, or vested in, any Governmental Entity by the terms of any patent, lease, licence, franchise, grant or permit held by the Company disclosed in Section 3.10 or Section 3.15 of the Disclosure Letter, or by any statutory provision to terminate any such patent, lease, licence, franchise, grant or permit, or to require annual or periodic payments as a condition of the continuance thereof, or, subject to the Company's and the Members' representations in Section 3.15, to distrain against or to obtain an Encumbrance on any of the Company Assets in the event of failure to make such annual or other periodic payments,

(e) the lessor's title under any lease in which the Company is the lessee as set forth in Section 3.15 of the Disclosure Letter,

(f) Encumbrances that are due to zoning or subdivision, entitlement and other land use Laws and which individually, or in the aggregate, do not materially impair the use and operation of the Subject Mine Properties as a mine consistent with the Authorizations set forth in Section 3.10 of the Disclosure Letter,

(g) Encumbrances that arise solely by reason of acts of, or with the written approval of, any of the Purchaser Parties or their contractors or Representatives,

(h) easements, rights-of-way, roads, covenants, restrictions and other matters of record in the Office of the Shoshone County Recorder, and which individually, or in the aggregate, do not materially impair the use and operation of the Subject Mine Properties as a mine consistent with the Authorizations set forth in Section 3.10 of the Disclosure Letter,

(i) conflicts among the unpatented mining claims leased and owned by the Company and unpatented mining claims owned by any other Person, and overlaps of the unpatented mining claims leased and owned by the Company onto patented mining claims, fee lands and other lands withdrawn from mineral entry under the Mining Law of 1872, as amended,

(j) with respect to the Owned Unpatented Claims and the Leased Unpatented Claims, the paramount title of the United States, the rights of citizens of the United States and other qualified parties to enter onto and use the public lands, and the authority and right of the United States to administer and manage entry onto and use of the public lands,

(k) roads and rights-of-way, if any, existing pursuant to Revised Statute 2477,

(l) all Encumbrances and limitations disclosed in Section 3.10, Section 3.15 or Section 3.17 of the Disclosure Letter and

(m) to the extent released or terminated at or prior to Closing, Encumbrances securing payment of any Indebtedness which is being paid off at the Closing;

"Person" means any individual, corporation, legal person, partnership, firm, joint venture, syndicate, association, trust, trustee, limited liability company, unincorporated organization, trust company, Governmental Entity or any other form of entity or organization;

"Pre-Closing Tax Period" means any Tax or fiscal period ending on or before the Closing Date;

"Pre-Closing Taxes" means any and all unpaid Taxes of the Company or any Subsidiary with respect to a Pre-Closing Tax Period, or the pre-Closing portion of any Straddle Period (as determined in accordance with the methodology contained in Section 9.4(c)), with respect solely to those jurisdictions in which the Company and its Subsidiaries are currently filing Tax Returns and calculated (i) in accordance with the past practices (including filing positions and accounting methods) of the Company and its Subsidiaries, (ii) as of the end of the day on the Closing Date, (iii) by including estimated (or other prepaid) income Tax payments and the right of the Company or its Subsidiaries to any Tax refunds, (iv) by excluding all deferred Tax liabilities and deferred Tax assets, (v) by including Transaction Tax Deductions in such taxable periods (or portions thereof) to the maximum extent permitted by applicable Law and (vi) by excluding any Taxes arising as a result of any actions taken outside the Ordinary Course by Purchaser, Purchaser Parent, the Company or any of their Affiliates on the Closing Date after the Closing;

"Purchase Price" has the meaning set out in Section 2.2(a);

"Purchase Price Decrease" has the meaning set out in Section 2.4;

"Purchase Price Increase" has the meaning set out in Section 2.4;

"Purchaser" has the meaning set out in the preamble to this Agreement;

"Purchaser Fundamental Representations" means the representations and warranties in Sections 5.1 (Organization and Qualification), 5.2 (No Conflict), 5.4 (Execution and Binding Obligation), 5.8 (Consideration Shares) and 5.16 (Securities Law Matters);

"Purchaser Indemnified Parties" means the Purchaser, the Purchaser Parent and their respective Affiliates and Representatives and, as of and following the Closing, the Company and its Affiliates and Representatives;

"Purchaser Parent" has the meaning set out in the preamble to this Agreement;

"Purchaser Parent Shares" means common shares of the Purchaser Parent;

"Purchaser Parties" means, collectively, the Purchaser and the Purchaser Parent;

"R&W Expenses" means all fees, costs and expenses incurred or payable in connection with the procurement of the R&W Insurance Policy (including all Taxes, underwriting fees, brokerage commissions, premiums, and the retention amount with respect to the R&W Insurance Policy); provided, that, fees and expenses of counsel for Purchaser shall not be deemed a R&W Expense;

"R&W Insurance Policy" means the "buyer-side" representation and warranty insurance policy from the R&W Insurer;

"R&W Insurer" means Euclid Transactional, LLC;

"Reclamation Bonds" has the meaning set out in Section 3.17;

"Reference Time" means 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date;

"Release" means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or property;

"Representative" means, with respect to any Person, such Person's, and each of such Person's Affiliates', officers, directors, managers, employees, agents and representatives;

"Required Consents" has the meaning set out in Section 6.1(e);

"Restricted Business" has the meaning set out in Section 9.5(a);

"Retention" means the retention amount set forth in the R&W Insurance Policy;

"Review Period" has the meaning set out in Section 2.3(b);

"SEC Reports" shall have the meaning ascribed to such term in Section 5.11;

"SEDAR+" means the System for Electronic Data Analysis and Retrieval +;

"SEDAR+ Filings" means all reports, schedules, forms, statements and other documents filed by the Purchaser Parent on SEDAR+ for the twelve months preceding the date hereof;

"Straddle Period" means a taxable period beginning on or before and ending after the Closing Date;

"Straddle Returns" has the meaning set out in Section 9.4(b);

"Subject Mine Properties" means the properties described in Section 3.15(a), including those properties listed and described in Section 3.15(a) of the Disclosure Letter;

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof;

"Tax Authority" means the United States Internal Revenue Service, the Canada Revenue Agency and any other applicable Governmental Entity responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;

"Tax Notice" has the meaning set out in Section 9.4(d)(i);

"Tax Returns" means any and all returns, reports, information, rebates, credits, elections, designations, schedules, filings or other documents (including any related or supporting information) relating to Taxes filed or required to be filed by any Tax Authority, or pursuant to any applicable Law relating to Taxes, or in fact filed with any Tax Authority;

"Taxes" (and individually, a "Tax") means any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind imposed by any Tax Authority, including all interest, penalties, fines or additions to tax imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, unemployment health, social services, education, Social Security and Medicare taxes;

"Territory" has the meaning set out in Section 9.5(a);

"Third Party Claim" means any Claim that is instituted or asserted by any Person other than a Party or its Affiliates, including a Governmental Entity, against an Indemnified Party, which entitles the Indemnified Party to make a Claim for indemnification under this Agreement;

"Title Opinion" means a title opinion covering the Subject Mine Properties, including the ownership and status thereof, in a form to be reasonably agreed to by the Purchaser and the Members;

"Trading Market" means any of the following markets or exchanges on which the Purchaser Parent Shares are listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange, (or any successors to any of the foregoing);

"Transaction Tax Deduction" means, without duplication and regardless of by whom paid and whether or not paid prior to the Closing, any Tax deduction for U.S. federal income Tax purposes, on at least a "more likely than not basis", resulting from (a) transaction bonuses, change in control payments, severance payments, retention payments, payments in respect of the exercise, termination or cash-out of interests or other compensatory payments made by the Company, in connection with the transactions contemplated by this Agreement (or included as a liability in the Company Debt), including any employment or social security Taxes with respect thereto, (b) the fees, expenses and interest incurred by the Company with respect to the payment of Indebtedness (including, for the avoidance of doubt, amounts treated as interest for U.S. federal income Tax purposes, any breakage fees or accelerated deferred financing fees, whether paid before, at, or after the Closing or included in the Company Debt), (c) the amount of the Company Transaction Expenses (whether paid prior to, at or following the Closing), and (d) all fees, costs and expenses incurred by the Company in connection with or incidental to this Agreement and the transactions contemplated hereby, including any such legal, accounting, transaction, closing and investment banking fees, costs and expenses;

"Transfer Taxes" has the meaning set out in Section 9.4(e);

"TSX" means the Toronto Stock Exchange;

"U.S. Securities Act" means the United States Securities Act of 1933, as amended; and

"Water Rights" has the meaning set out in Section 3.15(a).

1.2 Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Exhibits, and the insertion of headings, are for convenient reference only and do not affect the interpretation of this Agreement.

1.3 Currency

All references in this Agreement to dollars or "$" are expressed in United States currency unless otherwise specifically indicated.

1.4 Certain Phrases

In this Agreement, unless otherwise specified:

(a) the words "including", "includes" and "include" mean "including (or includes or include) without limitation" and all similar variations thereof;

(b) the phrase "the aggregate of", "the total of", "the sum of" or any phrase of similar meaning means "the aggregate (or total or sum), without duplication, of";

(c) the words "Article", "Section" and "Exhibit" followed by a number mean and refer to the specified Article, Section or Exhibit of this Agreement; and

(d) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

1.5 Knowledge

Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Members, it refers to the actual knowledge (following due inquiry) of Roger Gross, without personal liability on his part.

1.6 Accounting Terms

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP.

1.7 Disclosure Letter

The Disclosure Letter forms an integral part of this Agreement for all purposes of this Agreement. The Disclosure Letter itself is confidential information and may not be disclosed unless: (i) it is required to be disclosed pursuant to Law, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

1.8 References to Persons and Agreements

(a) Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns, as applicable.

(b) Except as otherwise provided in this Agreement, the term "Agreement" and any reference to this Agreement, or to any other Contract, document or other instrument, includes, and is a reference to, this Agreement or such other Contract, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes all schedules hereto or thereto.

1.9 Statutes

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute, and all rules and regulations made under such statute, as the same may have been amended, re-enacted or replaced.

1.10 Non-Business Days

Whenever payments are to be made, or an action is to be taken, on a day which is not a Business Day, such payment shall be made, or such action shall be taken, on or not later than the next succeeding Business Day.

1.11 No Presumption

This Agreement is the product of negotiation by the Parties, having the assistance of counsel and other advisors. It is the intention of the Parties that no Party shall be presumed to be the drafter of this Agreement and that this Agreement shall not be construed more strictly with regard to one Party than to any other Party.

1.12 Made Available

With respect to all materials that are described as having been made available, furnished or delivered to the Purchaser, such materials shall be deemed to have been delivered or made available to the Purchaser if the Members or the Company, or any of their respective Representatives, delivered such materials in written form to either of the Purchaser Parties or posted such materials to the Data Room by 5:00 p.m. (Eastern Time) two (2) Business Days before the date of this Agreement.

1.13 Exhibits

Exhibit "A" Purchase Price Allocation

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale of the Company Interests

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Members shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Members, all, but not less than all, of the Company Interests free and clear of all Encumbrances.

2.2 Purchase Price

(a) Subject to the terms and conditions of this Agreement, the aggregate purchase price (the "Purchase Price") payable by the Purchaser to the Members, or as the Members may otherwise direct in writing, for the Company Interests shall be comprised of:

(i) $20,000,000, of which the Members acknowledge that $250,000 has previously been paid by the Purchaser as an upfront payment prior to the date hereof (the "Cash Consideration"); plus

(ii) the issuance by the Purchaser Parent of the Consideration Shares.

At the Closing, the Purchaser shall pay the Estimated Company Debt and Estimated Transaction Expenses to the Persons and in the amounts as set forth in the Estimated Closing Statement as such amounts reduce the Cash Consideration being paid to the Members in accordance with Section 2.3.

(b) The Members shall prepare, or cause to be prepared, and the Members shall deliver to the Purchaser Parties, at least three (3) Business Days prior to the Closing Date, the following (collectively, the "Estimated Closing Statement"):

(i) a detailed calculation setting out a good faith best estimate of:

(A) [reserved];

(B) the Cash as of the Reference Time without giving effect to the transactions contemplated by this Agreement ("Estimated Cash");

(C) the Company Debt as of the Reference Time without giving effect to the transactions contemplated by this Agreement (the "Estimated Company Debt"); and

(D) the Company Transaction Expenses as of the Reference Time without giving effect to the transactions contemplated by this Agreement (the "Estimated Transaction Expenses");

(ii) a detailed calculation of the estimated Closing Date Payment, being an amount equal to the Cash Consideration, as adjusted as follows:

(A) PLUS the amount equal to the Estimated Cash;

(B) MINUS the amount equal to the Estimated Company Debt; and

(C) MINUS the amount equal to the Estimated Transaction Expenses,

 (collectively, such amount, as adjusted, the "Estimated Closing Date Payment"); and

(iii) a certificate of an officer of each of the Members dated as of the date of delivery of the Estimated Closing Statement certifying that: (i) the Estimated Cash, the Estimated Company Debt and the Estimated Transaction Expenses, are good faith best estimates as of the Reference Time without giving effect to the transactions contemplated by this Agreement; (ii) the Estimated Cash, the Estimated Company Debt and the Estimated Transaction Expenses have been calculated on a basis consistent with this Agreement; and (iii) the officer of such Member does not have any reason to believe that the Estimated Closing Statement is incorrect or contains any material inaccuracy.

(c) The Purchaser shall have the right to review the financial books and records of the Company and the Members, as applicable, relevant to the preparation of the Estimated Closing Statement. The Estimated Closing Statement shall be subject to review and comment by the Purchaser. The Members shall consider in good faith all comments in respect of the Estimated Closing Statement delivered by the Purchaser, acting in good faith, to the Members at least one Business Day prior to the Closing Date. On agreement of the Purchaser and the Members with respect to the Purchaser's comments to the Estimated Closing Statement, the Estimated Closing Statement shall be deemed to be amended as may be necessary to reflect the agreement of the Purchaser and the Members. The Members and the Purchaser shall use their best efforts to resolve any material disagreements prior to Closing; however, if the Purchaser and the Members are unable to agree upon any amendments to the Estimated Closing Statement with respect to the Purchaser's comments thereto prior to Closing, then the Estimated Closing Statement delivered by the Members to the Purchaser (adjusted to the extent mutually agreed) shall apply.

(d) The Purchase Price shall be satisfied at the Closing by: (i) the payment by the Purchaser or the Purchaser Parent of the Estimated Closing Date Payment by wire transfer of immediately available funds to the accounts designated by the Members to the Purchaser, in writing, at least two Business Days prior to the Closing Date; (ii) the delivery by the Purchaser Parties to the Members (or, at their request, to their prime brokers) of the Consideration Shares; and (iii) payment of the Estimated Company Debt and Estimated Transaction Expenses to the Persons and in the amounts as set forth in the Estimated Closing Statement.

(e) Concurrently with the delivery of the Estimated Closing Statement, the Members shall deliver to the Purchaser Parties a statement which reflects, on the one hand, the accounts receivable of the Company as of the Reference Time (the "Closing AR") and, on the other hand, the accounts payable and accrued vacation of the Company as of the Reference Time (the "Closing AP"), on the other hand.  There shall be no adjustment, upward or downward, to the Cash Consideration unless (y) the Closing AR exceeds the Closing AP by more than $100,000, in which case only such excess amount shall be added to the Cash Consideration and paid to the Members or (z) the Closing AP exceeds the Closing AR by more than $100,000, in which case only such excess amount shall result in a reduction to the Cash Consideration.  If, during the thirty (30) day period following the Closing, it is determined there are any manifest errors in such statement, then the parties will work together, in good faith, to correct such errors and, once corrected, to recalculate whether there would be any adjustment to the Cash Consideration pursuant to the second sentence of this Section 2.2(e).

2.3 Closing Statement

(a) Within ninety (90) days following the Closing Date, the Purchaser Parties shall prepare and deliver to the Members the following (collectively the "Closing Statement"), setting forth:

(i) a detailed calculation of:

(A) [reserved];

(B) the Cash as of the Reference Time without giving effect to the transactions contemplated by this Agreement ("Closing Cash");

(C) the Company Debt as of the Reference Time without giving effect to the transactions contemplated by this Agreement (the "Closing Company Debt"); and

(D) the Company Transaction Expenses as of the Reference Time without giving effect to the transactions contemplated by this Agreement (the "Closing Transaction Expenses");

(ii) a calculation of the final Closing Date Payment to the Members being the amount equal to:

(A) the Cash Consideration;

(B) PLUS the Closing Cash;

(C) MINUS the Closing Company Debt; and

(D) MINUS the Closing Transaction Expenses;

(collectively, such amount, as adjusted, the "Closing Date Payment"); and

(iii) a certificate of an officer of each of the Purchaser Parties dated as of the date of delivery of the Closing Statement certifying that: (i) the Closing Cash, the Closing Company Debt and the Closing Transaction Expenses is a good faith best estimate as of the Reference Time without giving effect to the transactions contemplated by this Agreement; (ii) the Closing Cash, the Closing Company Debt and the Closing Transaction Expenses have been calculated on a basis consistent with this Agreement; and (iii) the officer of the Purchaser does not have any reason to believe that the Closing Statement is incorrect or contains any material inaccuracy.

(b) The Members shall have 30 days from receipt of the Closing Statement (the "Review Period") within which to review the Closing Statement. During the Review Period, the Purchaser will cause the Company to provide the Members and their authorized Representatives with reasonable access, during normal business hours and upon reasonable advance notice, to the personnel and financial books and records in the possession or control of the Company for the purpose of enabling the Members to review the Closing Statement. If the Members acting in good faith dispute any matters set out in the Closing Statement, then the Members may deliver written notice (an "Objection Notice") to the Purchaser Parties within the Review Period setting forth in reasonable detail the particular items or amounts in the Closing Statement to which the Members object (the "Disputed Items"). If the Members do not deliver an Objection Notice to the Purchaser Parties within the Review Period, then the Members shall be deemed to have accepted the Closing Statement and the Purchaser Parties' determination of the Purchase Price and its components shall be final, conclusive and binding upon all of the Parties. Any item or amount to which no dispute is raised in an Objection Notice delivered to the Purchaser Parties within the Review Period shall be final, conclusive and binding upon all of the Parties. If the Members deliver an Objection Notice to the Purchaser Parties within the Review Period, then: (i) the Purchaser Parties and the Members shall negotiate expeditiously and in good faith in an attempt to resolve all of the Disputed Items within 15 days of receipt of the Objection Notice (or such other time as the Purchaser Parties and the Members may agree) (the "Discussion Period") and (ii) all items and amounts in the Closing Statement, other than the Disputed Items, shall be deemed to have been accepted by the Members. If all Disputed Items are not resolved within the Discussion Period, the Purchaser Parties and the Members shall within 10 days following the end of the Discussion Period agree on the appointment of the New York office of an international independent accounting firm which shall act as an expert and not an arbitrator (the "Closing Statement Dispute Auditor") to resolve the remaining items in dispute, provided, however, that the Closing Statement Dispute Auditor shall not be any Person who has been retained by any of the Parties, the Company or their respective Affiliates to provide audit, accounting or advisory services to any of the foregoing (as applicable) during the three year period prior to the Closing Date. If the Purchaser Parties and the Members fail to agree upon the Closing Statement Dispute Auditor within such period, either may apply to the courts of the State of Delaware to appoint the Closing Statement Dispute Auditor.

(c) Within 10 Business Days of the appointment of the Closing Statement Dispute Auditor, the Purchaser Parties and the Members shall furnish to the Closing Statement Dispute Auditor those working papers, schedules and other documents, accounting books and records and information relating to the Disputed Items that are available to the Purchaser Parties and the Members or their respective Representatives as the Closing Statement Dispute Auditor may require together with their respective written statements in support of their respective positions with respect to the Disputed Items. Within two Business Days following receipt of such submissions, the Closing Statement Dispute Auditor shall deliver such submissions to the Purchaser Parties and the Members, as the case may be. The Purchaser Parties and the Members shall each be allowed one opportunity to respond to the submissions of the Purchaser Parties and the Members, as the case may be, within 10 Business Days of the receipt of such submissions from the Closing Statement Dispute Auditor. The Purchaser Parties and the Members shall instruct the Closing Statement Dispute Auditor that: (i) time is of the essence in proceeding with its determination of the Disputed Items and the Closing Statement Dispute Auditor shall use its best efforts to deliver the decision of the Closing Statement Dispute Auditor with respect to the Disputed Items within 15 Business Days following receipt of the responses (if any) to the initial submissions from the Purchaser Parties and the Members, and (ii) in making its determination of the Disputed Items, the Closing Statement Dispute Auditor may not award to the Purchaser Parties or the Members (as applicable) an amount greater than the amount asserted by the Purchaser Parties or the Members (as applicable). The Closing Statement Dispute Auditor's decision, absent any fraud or manifest error or prior agreement of the Purchaser Parties and the Members otherwise, shall be final and binding on the Purchaser Parties and the Members with no rights of challenge, review or appeal to the courts in any manner. The Closing Statement Dispute Auditor, in making its determination of the Disputed Items, will be acting as an expert and not as an arbitrator and will not be required to engage in a judicial inquiry worked out in a judicial manner.

(d) On agreement of the Purchaser Parties and the Members, or the decision of the Closing Statement Dispute Auditor, as the case may be, with respect to the Disputed Items, the Closing Statement shall be deemed to be amended as may be necessary to reflect the agreement of the Purchaser Parties and the Members or the decision of the Closing Statement Dispute Auditor, as the case may be, and in this event, all references in this Agreement to the Closing Statement shall be deemed to be references to the Closing Statement as so amended.

(e) Subject to this Section 2.3(e), the Purchaser Parties and the Members shall each be responsible for its own costs and expenses in connection with the preparation and review of the Closing Statement and the calculations contained therein and the settlement of any Disputed Items. The fees and expenses of the Closing Statement Dispute Auditor pursuant to this Section  2.3 (the "Closing Statement Dispute Auditor's Fees") will be borne by the Purchaser Parties and the Members based upon the percentage which the aggregate portion of the contested amounts of the Disputed Items not awarded to the Purchaser Parties and the Members, as the case may be, bears to the aggregate amount actually contested by the Purchaser Parties or the Members, as the case may be. For example, if the Members deliver an Objection Notice in which the Disputed Items claims the Purchase Price is $100,000 greater than the amount determined by the Purchaser Parties in the Closing Statement, and the Purchaser Parties contest only $50,000 of the amount claimed by the Members, and if the Closing Statement Dispute Auditor ultimately resolves the dispute by awarding the Members $30,000 of the $50,000 contested, then the Closing Statement Dispute Auditor's Fees will be allocated 60% (i.e. $30,000 ÷ $50,000) to the Purchaser Parties and 40% (i.e. $20,000 ÷ $50,000) to the Members.

2.4 Purchase Price Adjustments

(a) If based on the Closing Statement, as finally determined, the Closing Date Payment is less than the Estimated Closing Date Payment, then the Purchase Price shall be adjusted downward by the full amount of such difference (the "Purchase Price Decrease"), and if the Closing Date Payment is greater than the Estimated Closing Date Payment, then the Purchase Price shall be adjusted upward by the full amount of such difference (the "Purchase Price Increase").

(b) If the Closing Statement, as finally determined, indicates a Purchase Price Decrease, within five Business Days following the Purchase Price Adjustment Date, the full amount of the Purchase Price Decrease shall be paid by the Members by wire transfer of immediately available funds to the Purchaser as the Purchaser may direct the Members in writing.

(c) If the Closing Statement, as finally determined indicates a Purchase Price Increase, within five Business Days following the Purchase Price Adjustment Date, the full amount of the Purchase Price Increase shall be paid by the Purchaser or the Purchaser Parent by wire transfer of immediately available funds to the Members as the Members may direct the Purchaser in writing.

2.5 Withholding Taxes

Each of Purchaser and Purchaser Parent, and their respective Affiliates and agents, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable provision of applicable Laws; provided, that the applicable payor shall use commercially reasonable efforts to (i) give the applicable Person with respect to which such deduction or withholding is anticipated at least three (3) days prior written notice of such anticipated deduction or withholding together with the legal basis therefor, and (ii) cooperate with such Person in good faith to reduce or eliminate any such deduction or withholding to the extent permitted under applicable Laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding is made, provided the withheld amounts are timely remitted to the appropriate Governmental Entity. The Parties hereby agree that any such deduction or withholding shall first be made in respect of the cash consideration payable pursuant to Section 2.2(a)(i) hereof. Notwithstanding any provision in this Agreement to the contrary, if a Member delivers the certificate described in Section 9.4(f) or a Form W-9 to the Purchaser, then any and all payments to such Member which constitute payment in respect of the Company Interests for applicable U.S. federal income Tax purposes pursuant to this Agreement shall be made free and clear of any U.S. federal income Tax deduction or withholding, or offset therefrom.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS REGARDING THE COMPANY

The Company and each Member, severally and jointly, represent and warrant to the Purchaser, and acknowledge that the Purchaser is relying on such representations and warranties in connection with the sale by the Members of the Company Interests and the transactions contemplated by this Agreement, that, as at the Closing:

3.1 Organization and Qualification

The Company is a limited liability company, formed and existing under the Laws of the State of Delaware, and has all necessary limited liability company power, authority and capacity to own, operate or lease the Company Assets and to carry on its business as presently conducted. The Company is duly qualified, licensed or registered to conduct business, and is in good standing, in each jurisdiction in which the Company Assets are located or it conducts business.

3.2 No Conflict

The execution and delivery of, and performance by the Company and each Member of, this Agreement, and the consummation of the transactions contemplated hereby:

(a) do not and will not constitute or result in a breach or a violation of, a default under, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Organizational Documents of the Company;

(b) do not and will not constitute or result in a breach or a violation of, a default under, or an event that, with or without notice or lapse of time or both, would result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or allow any Person to exercise any rights under, any Material Contract to which the Company is a party, or any Authorization held by the Company;

(c) do not and will not result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) on any of the Company Assets; and

(d) do not and will not result in the violation of any Law applicable to the Company in any material respect.

3.3 Regulatory Authorizations

Except as set forth in Section 3.3 of the Disclosure Letter, no filing or application with, notice to or any Authorization of, any Governmental Entity is required on the part of the Company as a condition to the lawful completion of the transactions contemplated by this Agreement.

3.4 Required Consents

The execution, delivery, and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not require the consent, approval or waiver of, or notice to, any Person under any Contract to which the Company is party.

3.5 Capitalization

Section 3.5 of the Disclosure Letter sets forth the authorized and issued membership interests of the Company. At the Closing, the Company Interests shall constitute all of the membership interests and other securities in the capital of the Company. All of the Company Interests have been duly and validly issued and are outstanding as fully paid. Other than the Company Interests, there are no other equity interests issued or outstanding of, or reserved for issuance with respect to, the Company. The Company Interests were issued in compliance with applicable Laws, were not issued in violation of the Organizational Documents of the Company or any other Contract to which each Member or the Company is a party, and are not subject to or in violation of any pre-emptive or similar rights of any Person. Other than the Organizational Documents of the Company made available to Purchaser, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any the Company Interests to which the Company is a party.

3.6 No Other Agreements to Purchase

No Person has, and there is no outstanding or authorized, written or oral Contract, option or warrant, convertible security or any other right or privilege capable of becoming such (whether by Law, pre-emptive or contractual right granted by the Company), for the purchase, subscription, allotment or issuance of the Company Interests or any unissued membership interests or other equity securities of the Company or any of its Subsidiaries.

3.7 Company Records

The Company has maintained its company records in accordance with, in all material respects, all applicable statutory requirements, and such records are complete and accurate in all material respects.

3.8 Absence of Certain Changes or Events

Since the Balance Sheet Date, other than the transactions contemplated by this Agreement: (a) or as set forth in Section 3.8 of the Disclosure Letter, the Company has not carried on any business other than owning, maintaining, exploring and developing the Subject Mine Properties, negotiating and entering into this Agreement and the transactions contemplated by this Agreement, and activities necessarily incidental thereto; (b) the Company has not transferred any material Company Assets or changed any of its Authorizations (or any applications for any Authorizations), other than in the Ordinary Course; (c) the Company has not suffered or imposed any Encumbrance, other than Permitted Encumbrances, upon any of the Company Assets; (d) the Company has not experienced any material damage or loss to the Company Assets; (e) the Company has not failed to promptly pay and discharge any material current liabilities; (f) the Company has not agreed to or committed to do any of the foregoing; (g) the Company and its Subsidiaries have not changed any Tax elections, other than in the Ordinary Course, or any accounting methods or entered into any closing agreement, settlement or compromise of any Tax claim or any assessment or initiation of any voluntary disclosure or similar process; (h) the Company and its Subsidiaries have not incurred any liabilities relating to Taxes other than in the Ordinary Course; (i) the Company and its Subsidiaries have not extended or waived any limitation period relating to any Tax claim or assessment for any Taxes, filed any Tax Return that was prepared in a manner which is materially inconsistent with past practices of the Company or such Subsidiary, as applicable, or filed any amended Tax Returns; (j) the Company and its Subsidiaries have not surrendered any right to claim a refund of Taxes; and (k) there have not been any events that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Company Material Adverse Effect.

3.9 Compliance with Laws

The Company is, and has been, conducting its operations in compliance in all material respects with all applicable Laws.

3.10 Authorizations

The Company is qualified, licensed or registered to carry on business in the jurisdictions listed in Section 3.10 of the Disclosure Letter. Section 3.10 of the Disclosure Letter lists all current Authorizations and pending applications for any Authorizations necessary for the Company to own the Company Assets and conduct its business and operations as presently conducted in all material respects. Such Authorizations are valid, subsisting and in good standing, and in full force and effect, and there are no outstanding material defaults or breaches under any such Authorizations on the part of the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Authorization or pending applications for any Authorizations set forth in Section 3.10 of the Disclosure Letter.

3.11 Subsidiaries

Except as set forth on Section 3.11 of the Disclosure Letter, the Company does not own shares or other ownership, equity, partnership, joint venture or proprietary interests in any other Person. Except as set forth on Section 3.11 of the Disclosure Letter, the Company beneficially owns, directly or indirectly, all of the issued and outstanding membership interests or shares (as applicable) in the capital of its Subsidiaries, free and clear of all Encumbrances (other than those set forth on Section 3.11 of the Disclosure Letter), and the Company is entitled to the full beneficial ownership of all membership interests or shares (as applicable) in its Subsidiaries. All of such membership interests and shares in the capital of the Company's Subsidiaries have been duly authorized and validly issued and, to the extent applicable, are outstanding as fully paid and non-assessable shares. None of the outstanding securities of any of the Company's Subsidiaries were issued in violation of the pre-emptive or similar rights of any security holder of such Subsidiaries. There exist no options, warrants, purchase rights, or other contracts or commitments that could require the Company to sell, transfer or otherwise dispose of any securities of any Subsidiary.

3.12 Intellectual Property

(a) Except as set forth on Section 3.12 of the Disclosure Letter, the Company does not own any registrations, nor has it submitted any applications for registration, for any Intellectual Property.

(b) The Intellectual Property the Company owns or has the right to use is, to the knowledge of the Members, complete and materially sufficient to operate, conduct and maintain all aspects of its business, as such business is presently operated, conducted and maintained.

3.13 Financial Statements

The Members and the Company have made available to the Purchaser copies of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP on a basis consistent with the preceding periods.  Each of the Financial Statements:

(a) present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), the financial position of the Company (and the changes in financial position, if any) and the results of operations of the Company (and any changes in operations, if any) as at the respective dates of the Financial Statements and for the periods covered by the Financial Statements; and

(b) do not contain or reflect any material inaccuracies or discrepancies.

Except as required by GAAP, there has been no change in the accounting policies of the Company since December 31, 2024.

3.14 Liabilities

As of the Closing Date, the Company shall have no Indebtedness other than as set forth on Section 3.14 of the Disclosure Letter. Except as reserved against in the balance sheet for the financial statements of the Company for the nine (9) months ending on the Balance Sheet Date, there are no material liabilities or obligations of or material claims of any kind of or against the Company or any of its Subsidiaries or its business, other than any liabilities, obligations or claims: (i) incurred since the Balance Sheet Date in the Ordinary Course (none of which is a liability resulting from a breach of contract, breach of warranty or tort); or (ii) reserved for on the Financial Statements or disclosed in the notes thereto.

3.15 Properties and Mineral Rights

(a) The Subject Mine Properties constitute all of the following: (i) the Company's and its Subsidiaries' interest in all fee tracts and patented mining and millsite claims owned by the Company and its Subsidiaries, including those identified on Section 3.15.A. of the Disclosure Letter, and all mineral reserves and rights, surface rights and improvements located on such real property (collectively, the "Owned Real Property"), (ii) all unpatented mining claims owned by the Company and its Subsidiaries, including those identified on Section 3.15.B. of the Disclosure Letter (the "Owned Unpatented Claims"), (iii) all water rights and water leases owned by the Company, including those identified on Section 3.15.C. of the Disclosure Letter (the "Water Rights"), (iv) all real property and patented mining claims leased by the Company and its Subsidiaries, including those identified on Section 3.15.D. of the Disclosure Letter (the "Leased Real Property"), (v) all unpatented mining claims leased by the Company, including those identified on Section 3.15.E. of the Disclosure Letter (the "Leased Unpatented Claims"), (vi) the Company's joint venture interest in and to the New Jersey Mill as set forth under that certain Venture Agreement with the New Jersey Mining Company dated January 7, 2011, and (vii) all easements and rights of way owned by the Company, including those identified on Section 3.15.F. of the Disclosure Letter. The Company has not created or consented to any Encumbrance on the Subject Mine Properties arising by, through or under the Company, other than Permitted Encumbrances. Other than the Subject Mine Properties, the Company does not own or have any interest in any fee tracts, patented mining or millsite claims, unpatented mining claims, water rights or water leases, or any mineral interests and rights.

(b) The Company or its Subsidiaries own and have valid title to: (i) all of the Owned Real Property, (ii) all of the Owned Unpatented Claims, (iii) all of the Water Rights, and (iv) the leasehold interests in all of the Leased Real Property and in all of the Leased Unpatented Claims, in each and all cases, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) There is no material adverse Claim against, or challenge to the title or ownership of, the Subject Mine Properties, except for any applicable Permitted Encumbrances. The Company has not received any written notice from any Governmental Entity of any revocation or intention to revoke any interest of the Company in the Subject Mine Properties.

(d) Except as set forth on Section 3.15(d) of the Disclosure Letter, none of the Subject Mine Properties is subject to a partnership, joint venture or other analogous arrangement.

(e) The use of the Subject Mine Properties and any improvements located thereon conformed to all material applicable building, zoning, safety and subdivision Laws, and all restrictive covenants, restrictions and conditions affecting title thereto. The Company has all Authorizations from Governmental Entities necessary for the current use of the Subject Mine Properties and all improvements located thereon.

(f) The Company has not received notice of any pending or threatened condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Subject Mine Properties, nor has any notice or proceeding in respect thereof been given to the Members or the Company or commenced, nor do the Members know of any intent or proposal to give any such notice or commence any such proceeding.

(g) The Subject Mine Properties, as a whole, have permanent access and ingress and egress to and from the property by one or more publicly useable roads.

(h) With respect to each unpatented mining claim constituting the Subject Mine Properties, subject to the paramount title of the United States, the rights of citizens of the United States and other qualified parties to enter onto and use the public lands and the authority and right of the United States to administer and manage entry onto and use of the public lands: (i) to the knowledge of the Members, all such claims were located, staked, filed and recorded on available public domain land in compliance with all applicable Laws, (ii) all claim maintenance fees required to be paid under federal Law in lieu of the performance of assessment work in order to maintain the claims have been timely and properly paid and affidavits or other notices evidencing such payments and the owner's intent to hold the claims as required under applicable Laws have been timely and properly filed and recorded, (iii) neither the Members nor the Company has received notice of any, and there are no, Claims pending or to the knowledge of the Members threatened against or affecting any of the claims, and (iv) the claims are in good standing with respect to all applicable Governmental Entities.

(i) (i) except as set forth in Section 3.15(i) of the Disclosure Letter there are no leases, tenancies, licenses or other Contracts, or any subleases or assignments of leases by tenants pursuant to which a third party has or would, through action by the Company, have the right of possession, occupancy or use of the Subject Mine Properties, (ii) each material lease under which the Company leases any of the Leased Real Property or any of the Leased Unpatented Claims is valid and in full force and effect, (iii) the Company is not currently in default under, and there is not any existing condition or event which, with the giving of notice or lapse of time or both, reasonably would be expected to cause the Company to be in default under, any such material lease, (iv) to the knowledge of the Members, there is not any existing default, violation or breach by the lessor of any such material lease, (v) there is no renegotiation of, or attempt to renegotiate, any material terms of any such material lease, and no party to any such material lease has made written demand to the Company for such renegotiation, and (vi) no party to any such material lease has threatened in writing to the Company to take a position regarding the interpretation or application of any material term of any such material lease that is reasonably expected to result in a material litigation or material dispute.

(j) [reserved]

(k) [reserved]

(l) The Company has paid in full all rentals and other payments due and required to be paid relating the Subject Mine Properties under any material Authorization, applications for any pending Authorizations or Material Contract.

(m) The Company Assets are sufficient for the continued conduct of the business and operations of the Company immediately after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business and operations of the Company as currently conducted.

(n) The Members have no knowledge of any material title defects in the Subject Mine Properties.

3.16 Environmental

(a) (i) the Company has been in possession of, and in material compliance with, all Environmental Permits that are required to own or lease the Subject Mine Properties and to maintain the Subject Mine Properties as maintained as of the Closing Date, and (ii) the Company has been in compliance in all material respects with Environmental Laws;

(b) no activities have been carried out by the Members or the Company that have caused the material Release of any Hazardous Substance on, from or under any of the Subject Mine Properties;

(c) the Company has not treated, stored, manufactured, transported, handled, disposed, arranged for or permitted the disposal of, exposed any Person to, or, except as disclosed in Section 3.16(c) of the Disclosure Letter, released, any Hazardous Substance, so as to give rise to any material liability pursuant to any Environmental Laws;

(d) except as disclosed in Section 3.16(d) of the Disclosure Letter, neither the Members nor the Company has received any request for information, notice, demand letter, administrative inquiry, investigation, complaint or Claim with respect to environmental, health or safety matters relating to the Company or Company Assets and which may require any material work, repairs, construction or expenditures, or which relate to any actual or alleged material violation of any Environmental Law or Environmental Permit;

(e) there are no changes in the status, terms or conditions of any Environmental Permits held by the Company, nor any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Permits, that are required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated in this Agreement;

(f) except as disclosed in Section 3.16(f) of the Disclosure Letter, none of the Subject Mine Properties are listed on a List, nor have the Members or the Company received any notice that any of the Subject Mine Properties are being considered for inclusion on a List;

(g) each of the Members and the Company has provided the Purchaser Parties with all material assessments, audits, reports and other documents in its possession or under its control, relating to material environmental conditions, including Hazardous Substances, at, on, under or emanating from, or otherwise associated with, the Company Assets; and

(h) neither the Company nor the Members has retained or assumed, by Contract or operation of Law, any material liabilities or obligations of third parties under Environmental Law.

(i) Section 3.16(i) of the Disclosure Letter contains a complete and accurate list of all active, closed or abandoned aboveground or underground storage tanks owned or operated by the Company.

3.17 Reclamation Bonds

There are no outstanding surety instruments, reclamation bonds, letters of credit, guarantees, certificates of deposit, cash deposits and other instruments, accounts and arrangements provided or maintained by, or for the benefit of, the Company, the Members or any Affiliate of the Company or the Members in respect of the operation, closure, reclamation or remediation of the Subject Mine Properties (collectively, "Reclamation Bonds"). To the knowledge of the Members, there are no facts or circumstances that would result in any Reclamation Bonds being required to be posted by the Purchaser or the Company with any Governmental Entity in respect of the Subject Mine Properties.

3.18 Material Contracts

Section 3.18 of the Disclosure Letter contains a list of all Contracts to which the Company is a party, or is bound by, that (collectively, the "Material Contracts"):

(a) provide for the expenditure of $100,000 or more during any twelve-month period;

(b) have a term of one year or more and cannot be cancelled on notice of 30 days or less;

(c) relates to Indebtedness of the Company or its Subsidiaries, whether incurred, assumed, guaranteed or secured by any asset or by providing for a guarantee, support or indemnification, assumption or endorsement, or any similar commitment by the Company of any other Person, including any trust indenture, mortgage, hypothec, promissory note, debenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(d) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the liabilities, obligations, indebtedness, or commitments (whether accrued, absolute, contingent or otherwise) of any Person;

(e) (i) limit or restrain the Company from engaging or competing in any lines of business with any other Person other than routine confidentiality and nondisclosure agreements entered into in connection with the possible acquisition of another business, (ii) grant any exclusive or preferential rights to provide, sell or distribute any of the products of the Company, (iii) grant "most favored nation" status to any Person, (iv) contain "requirements" provisions or other provisions obligating the Company to purchase or obtain a minimum or specified amount of any product or service from any Person, or (v) limit or restrain the Company from soliciting any Person for any reason or contain a "standstill" or similar provision;

(f) relate to any acquisition to be made by the Company of any operating business or the equity interests of any other Person;

(g) relate to joint ventures, strategic alliances, partnerships or sharing of profits;

(h) grant any royalty or other interest in the Subject Mine Properties or the production or proceeds therefrom;

(i) involves a right of first refusal, right of first offer, warrant, option, call, commitment or plan or agreement of any kind that would enable any Person to purchase or otherwise acquire any equity in the capital of the Company;

(j) are with any Governmental Entity;

(k) are for the purchase or sale of minerals;

(l) are for the transportation of minerals (truck or rail);

(m) which has or could have a Company Material Adverse Effect, including any contract which if terminated or modified, could have a Company Material Adverse Effect; or

(n) is otherwise material to the conduct of the business of the Company and its Subsidiaries, taken as a whole.

Each Material Contract is in full force and effect and is unamended and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and, to the knowledge of the Members, against each other party or parties thereto. Neither the Company, nor to the knowledge of the Members, the counterparty to such Material Contract, is in violation, breach or default under any such Material Contract, and there exists no condition or event which, with the giving of notice or lapse of time or both, reasonably would be expected to cause the Company, or to the knowledge of the Members, any other party or parties, to be in default under any such Material Contract. The Members have not proposed, and to the knowledge of the Members, no counterparty to any Material Contract has proposed, the renegotiation of any material terms of any Material Contract, and no party to a Material Contract has made a demand to the Company for such renegotiation. No party to a Material Contract has threatened in writing to take a position regarding the interpretation or application of any term of such Material Contract that is reasonably expected to result in dispute resolution or litigation. No Material Contract includes any change of control provision or other provision which would require or give rise to a payment by the Company to any Person in connection with the transactions contemplated by this Agreement. Neither the Company nor the Members have received any notice of the intention of any counterparty to any Material Contract to: (i) terminate or amend or change the scope of rights or obligations under any Material Contract; (ii) materially reduce or alter its usage of the services or products of the Company; (iii) materially reduce or alter the frequency or volume of purchase orders (or similar documents) submitted to the Company; (iv) fail or refuse to renew any Material Contract; or (v) file for bankruptcy or voluntarily or involuntarily enter into insolvency proceedings under any state, federal or other jurisdictions. The Members and the Company have made available to the Purchaser true, accurate and complete copies of all of the Material Contracts, together with all amendments, modifications and supplements thereto.

3.19 Employees and Employee Plans

Section 3.19 of the Disclosure Letter sets out the names and positions of all employees of the Company. The Company is not a party to, nor bound by, any collective bargaining agreement or, except as set forth on Section 3.19 of the Disclosure Letter, any employment Contract, nor has the Company maintained, sponsored, contributed to, or incurred any liability under, any pension, retirement, group health or welfare, severance, bonus, incentive or equity-based compensation or other employee benefit plan.

3.20 Litigation

As of the Closing, except as disclosed in Section 3.16(d) of the Disclosure Letter, (i) there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or currently pending or, to the knowledge of the Company, threatened against the Company, (ii) there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or currently pending or, to the knowledge of the Members, threatened, that challenge or seek to prevent, enjoin or otherwise delay or limit the ability of the Company or the Members to carry out, or consummate, the transactions contemplated by this Agreement, (iii) there are no Claims that could, if there were an unfavourable decision, have or reasonably be expected to result in a Company Material Adverse Effect, and (iv) to the knowledge of the Members, no event has occurred or circumstance exists that reasonably would give rise to, or serve as a basis for, any of the Claims described in clauses (i) and (iii) of this Section 3.20.

3.21 Insolvency

The Company is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving Order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, nor had any execution or distress become enforceable or become levied upon any of its property.

3.22 No Default of Orders

The Company is not in default with respect to any Order that affects the business and operations of the Company.

3.23 Taxes

(a) The Company, its Subsidiaries, and the Members in respect of the Company, the Company Assets and Company operations, have timely filed or caused to be timely filed all income Tax Returns and other material Tax Returns required to be filed by it with the appropriate Governmental Entity. All such Tax Returns filed were correct and complete in all material respects. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or the Members in respect of the Company, any Subsidiary, the Company Assets and Company operations.

(b) The Company, its Subsidiaries, and the Members in respect of the Company, the Company Assets and Company operations, have paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it, whether or not shown on any Tax Return.

(c) The Company is, and has been since formation, properly classified for U.S. federal and applicable state income Tax purposes as a partnership.

(d) There are no ongoing or pending Tax audits or examinations, or Tax audits or examinations threatened in writing, and no waivers of statutes of limitations with respect to Taxes have been given or requested, in each case with respect to the Company, its Subsidiaries, or the Members with respect to any of the Company Assets or Company operations.

(e) The Company Assets and the assets of the Subsidiaries of the Company are not subject to any Tax liens, other than statutory liens for Taxes not yet due and payable.

(f) None of the Company or any Subsidiary of the Company has received written notice of any, and to the knowledge of the Members, there are no, unresolved deficiencies or additions to Taxes proposed, asserted or assessed, in each case in writing, against the Company, any of its Subsidiaries, or any of their respective assets by any Governmental Entity.

(g) The Company has not received written notice of, and to the knowledge of the Members, there has not been, any Claim within the last six years by any Governmental Entity in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(h) All Taxes required to be withheld or collected by the Company and each Subsidiary of the Company in connection with amounts paid or owing to any independent contractor, employee, creditor, member or any other Person have been properly withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Governmental Entity. The Company and each Subsidiary of the Company have complied in all material respects with all information reporting and documentation retention requirements in connection with such withholdings.

(i) The Company and each Subsidiary of the Company is not and has not been, a party to, or promoter of, a "listed transaction" within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b).

(j) None of the Company Assets or the assets of any Subsidiary of the Company is (i) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the United States Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code. None of the Company Assets or the assets of any Subsidiary of the Company is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k) None of the Company or any Subsidiary of the Company has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract (other than any such customary contracts entered into in the Ordinary Course that do not have a principal purpose related to Taxes) or operation of Law. None of the Company or any Subsidiary of the Company is or has been a party to any written agreement or arrangement providing for (i) the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files or has filed Tax Returns on a combined, consolidated or unitary basis, (ii) one Person to pay any other Person for the use of or benefit derived from such Person's Tax assets or deductions, or (iii) any Tax allocation or sharing agreement (except in each case, any customary contracts entered into in the Ordinary Course that are not primarily related to Taxes).

(l) None of the Purchaser, its Affiliates, the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting by the Company or any of its Subsidiaries for a taxable period ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by the Company or any of its Subsidiaries prior to the Closing; (iv) installment sale or open transaction disposition by the Company or any of its Subsidiaries made on or prior to the Closing Date; or (v) prepaid income received or accrued outside the Ordinary Course by the Company or any of its Subsidiaries on or prior to the Closing Date.

(m) None of Company or any Subsidiary of the Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.

(n) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws. All related party transactions between or among the Company or any of its Subsidiaries have been adequately documented and have been conducted at arm's length as required under applicable Law.

(o) The Company has not participated in and has no liability in connection with any "pass-through entity Tax", any state or local "composite" Taxes, or any similar Taxes (including for this purpose any Tax for which the Company pays or has elected to pay such Tax so as to reduce (or provide a credit in respect of) Taxes otherwise payable by or on behalf of its direct or indirect equity owners.

(p) The Company has elected out of the centralized partnership audit regime under Section 6221(b) of the Code for each taxable year for which the Company has filed a Tax Return with respect to which the applicable statute of limitations has not run.

(q) There is no material unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company.

(r) This Section 3.23 contains the sole and exclusive representations and warranties with respect to Taxes, Tax Returns and other Tax matters of the Company.

3.24 Anti-Corruption and Anti-Bribery Laws

(a) Neither the Company nor any of its Affiliates, shareholders, members, managers, directors, officers or employees, nor, to the knowledge of the Members, any agent or other Person acting on behalf of any of the foregoing, has:

(i) violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, or any similar anti-corruption or anti-bribery Laws, if and to the extent applicable (collectively, the "Anti-Corruption Laws"); or

(ii) made, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any: (i) executive, official, employee or Person acting in an official capacity for or on behalf of a Governmental Entity or a public international organization (e.g., the International Monetary Fund or the World Bank), or (ii) political party or official thereof, or candidate for political office, or (iii) other Person, while knowing or believing that all or some portion of the money or value shall be offered, given or promised to any Person for the purposes of obtaining or retaining business or securing any improper advantage, or in other circumstances when such offer, payment or promise would be unlawful, in each case, in violation of applicable Anti-Corruption Laws; or

(iii) to the knowledge of the Members, been subject to any investigation by any Governmental Entity with regard to any actual or alleged breach of any relevant Anti-Corruption Law.

(b) The Company and its Affiliates are in compliance with all anti-money laundering ("AML") Laws related to the prevention of money laundering and terrorist financing in the jurisdictions in which the Company operates.

3.25 Transactions with Affiliates

Section 3.25 of the Disclosure Letter sets forth all Contracts between the Company, on the one hand, and the Members or their Affiliates, or any director (or equivalent) or officer of the Members or their Affiliates, on the other hand.

3.26 Insurance

Section 3.26 of the Disclosure Letter sets forth (a) a true and complete list of all insurance policies to which the Company is a party, or is a beneficiary or named insured (the "Insurance Policies"), and (b) any claims made under any of the Insurance Policies during the last five years. All premiums due on the Insurance Policies have been timely paid when due, and the Company is otherwise in compliance with the terms of the Insurance Policies. The Company has not failed to give any notice or present such pending claim under the Insurance Policies in a timely fashion. Each of the Insurance Policies that is currently in effect has been maintained in full force and effect and has not been canceled or changed in any manner materially adverse to the Company. The Company has not received notice regarding any actual or possible (i) cancellation or threatened termination of any Insurance Policies, (ii) refusal of any coverage or rejection of any claim under any Insurance Policies, or (iii) adjustment in the amount of the premiums payable with respect to any Insurance Policies.

3.27 Brokers

Except as set forth on Section 3.27 of the Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, the Company or the Members, who might be entitled to any fee, commission or other remuneration from the Company or the Members in connection with the transactions contemplated by this Agreement.

3.28 NO ADDITIONAL REPRESENTATIONS.

NONE OF THE MEMBERS, THEIR DIRECT OR INDIRECT OWNERS, OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE COMPANY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 3 WHICH ARE SOLELY MADE BY THE MEMBERS AND IN Article 4, OR IN ANY DOCUMENT DELIVERED IN ACCORDANCE WITH THIS AGREEMENT.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

Each Member, severally and jointly, represents and warrants to the Purchaser Parties, and acknowledges that the Purchaser Parties are relying on such representations and warranties in connection with the transactions contemplated by this Agreement, that, as at the Closing:

4.1 Organization and Qualification

Each Member is a limited liability company formed and existing under the Laws of its state of formation, and has all necessary power, authority and capacity to enter into and perform its obligations under this Agreement.

4.2 No Conflict

The execution and delivery of, and performance by each Member of this Agreement and the consummation of the transactions contemplated hereby:

(a) do not and will not constitute or result in a breach or a violation of, a default under, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Organizational Documents of each Member;

(b) do not and will not constitute or result in a breach or a violation of, a default under or an event that, with or without notice or lapse of time or both, would result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or allow any Person to exercise any rights under, any Contract to which each Member is a party;

(c) do not and will not result in a breach or a violation, or cause the termination or revocation, of any material Authorization held by each Member that is necessary to the ownership by each Member of the Company Interests; and

(d) do not and will not result in the violation of any Law applicable to each Member,

in each case, other than such as would not reasonably be expected to prevent, materially delay or materially impede the ability of each Member to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

4.3 Execution and Binding Obligation

(a) The execution and delivery of, and performance by each Member of, this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary action on the part of each Member.

(b) This Agreement has been duly executed and delivered by each Member and constitutes a legal, valid and binding obligation of each Member, enforceable against each Member in accordance with its terms, subject only to any limitation under Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.4 Title to Company Interests

Each Member is the sole registered and beneficial owner of the Company Interests held by each Member, free and clear of all Encumbrances. Upon completion of the transactions contemplated by this Agreement, each Member shall have transferred to the Purchaser good and valid title to the Company Interests held by each Member, free and clear of all Encumbrances, other than those restrictions on transfer contained in the Organizational Documents of the Company.

4.5 Shareholder and Similar Contracts

Neither Member is a party to any member, pooling, voting trust, proxy or other similar Contract or understanding relating to the Company Interests, except for the operating agreement of the Company.

4.6 Required Authorizations

No Order or Authorization of, or filing or application with, any Governmental Entity is required on the part of each Member as a condition to the lawful completion of the transactions contemplated by this Agreement, or the performance of each Member's obligations under this Agreement.

4.7 Required Consents

The execution, delivery, and performance by each Member of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not require the consent, approval or waiver of any Person under any Contract that each Member is party to.

4.8 No Other Agreements to Purchase

No Person, other than the Purchaser, has any Contract, option or warrant, nor any other right or privilege capable of becoming such (whether by Law, pre-emptive or contractual right granted by the Company), for the purchase of the Company Interests from each Member.

4.9 Litigation

There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or pending or, to the knowledge of each Member, threatened against or relating to each Member, which, if determined adversely to each Member, would:

(a) enjoin or restrict or prohibit the transfer by each Member of the Company Interests held by each Member as contemplated by this Agreement;

(b) prevent each Member from fulfilling any of its obligations set out in this Agreement or arising from this Agreement; or

(c) result in a material adverse effect to the value of the Company, the Company Assets or impair the operation of the Subject Mine Properties.

4.10 Insolvency

Each Member is not insolvent nor has it committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving Order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, nor had any execution or distress become enforceable or become levied upon any of its property.

4.11 United States Person

Each Member is a United States Person within the meaning of Section 7701(a)(30) of the Code.

4.12 Securities Laws Matters

(a) Each Member (a) acknowledges that the Consideration Shares have not been qualified for distribution to the public in Canada, (b) represents and warrants that it is not a resident of Canada nor acting for the account or benefit of a Canadian resident or Person in Canada, (c) acknowledges that the Consideration Shares were not offered to the Members in Canada, (d) represents and warrants that they were, at the time of agreeing to the issuance of the Consideration Shares, and will be at Closing, located outside of Canada, (e) represents and warrants that it is purchasing the Consideration Shares hereunder as principal, and (f) the issuance of the Consideration Shares by the Purchaser Parent to the Members is not a transaction or series of transactions that is part of a plan or scheme to avoid the prospectus requirements of applicable Canadian securities Laws in connection with a distribution to a person or company in Canada contrary to the anti-avoidance provisions set forth in Ontario Securities Commission Rule 72-503 - Distributions Outside Canada. Furthermore, each Member acknowledges that the Purchaser Parent will be required to file a report of exempt distribution with applicable Canadian securities regulatory authorities in respect of the issuance of the Consideration Shares and that Member's name, address, telephone number and other specified information, including the aggregate price per share, may be shared and disclosed among all Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable legislation and each Member consents to the disclosure of such information.

(b) The Consideration Shares being acquired by the Members are for investment purposes only and not with a view of any resale or distribution thereof. The Members understand that the Consideration Shares have not been registered under the U.S. Securities Act or the securities laws of any state and may only be resold pursuant to registration under the U.S. Securities Act, outside the United States in compliance with Regulation S of the U.S. Securities Act or pursuant to Rule 144 or another exemption from the registration requirements of the U.S. Securities Act., and in compliance with any  applicable state securities laws. Each Member is an "accredited investor" as defined in Rule 501(a) of Regulation D, as amended, under the U.S. Securities Act and has not acquired Consideration Shares as a result of any general solicitation or general advertising. Each Member will not distribute any Consideration Shares or any portion thereof in violation of the U.S. Securities Act or the applicable securities laws of any state.  Each Member: (i) is familiar with the Purchaser Parent and its assets and operations; (ii) has been given the opportunity to ask questions of representatives of the Purchaser Parent and to obtain such information about the Purchaser Parent and its assets and operations as the Members have reasonably requested; and (iii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Consideration Shares; provided, however, the foregoing shall not impact the ability of the Members to rely on the Purchaser Parties' representations and warranties set forth in Article 5 of this Agreement. In formulating a decision to enter into this Agreement, the Members have relied solely upon an independent investigation of the Purchaser Parent and upon consultations with the Members' legal and financial advisors with respect to this Agreement and the nature of this investment.

4.13 NO ADDITIONAL REPRESENTATIONS.

NONE OF THE MEMBERS, THEIR DIRECT OR INDIRECT OWNERS, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE MEMBERS OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 4 AND IN Article 3, OR IN ANY DOCUMENT DELIVERED IN ACCORDANCE WITH THIS AGREEMENT.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 AND IN Article 3, EACH MEMBER EXPRESSLY DISCLAIMS (AND THE OTHER PARTIES EXPRESSLY DISCLAIM ANY RELIANCE ON) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO EACH MEMBER.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

The Purchaser Parties jointly and severally represent and warrant to the Members, and acknowledge that the Members are relying on such representations and warranties in connection with the transactions contemplated by this Agreement, that, as at the Closing:

5.1 Organization and Qualification

(a) The Purchaser Parent is a corporation formed and existing under the federal Laws of Canada, and has all necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement.

(b) The Purchaser is a corporation formed and existing under the Laws of the State of Delaware, and has all necessary power, authority and capacity to enter into and perform its obligations under this Agreement.

5.2 No Conflicts

The execution and delivery, and performance by each of the Purchaser Parties, of this Agreement, and the consummation of the transactions contemplated hereby:

(a) do not and will not constitute or result in a breach or a violation of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Organizational Documents of either Purchaser Party;

(b) do not and will not constitute or result in a breach or a violation of, or allow any Person to exercise any rights under, any Contract to which either Purchaser Party is a party; and

(c) do not and will not result in the violation of any Laws applicable to either Purchaser Party in any material respect,

in each case, other than such as would not reasonably be expected to prevent, materially delay or materially impede the ability of the Purchaser Parties to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

5.3 Regulatory Approvals

Except for the requisite approval of each Exchange for the listing of the Consideration Shares and any Orders, Authorizations or filings required by applicable securities Laws, no Order or Authorization of, or filing with, any Governmental Entity is required on the part of either Purchaser Party in connection with the execution and delivery of this Agreement, or the performance of either Purchaser Party's obligations under this Agreement.

5.4 Execution and Binding Obligation

(a) The execution and delivery of, and performance by each Purchaser Party of, this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate or other action on the part of such Purchaser Party.

(b) This Agreement has been duly executed and delivered by each Purchaser Party, and constitutes a legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, subject only to any limitation under Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors' rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

5.5 Litigation

Except as set forth in Section 5.5 of the Disclosure Letter, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Purchaser Parties, threatened against or affecting the Purchaser Parties, any of their Affiliates or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) or other Governmental Entity (collectively, an "Action"). None of the Actions disclosed in Section 5.5 of the Disclosure Letter, (i) adversely affects or challenges the legality, validity or enforceability of the Agreement or the Consideration Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect on the Purchaser Parent. Neither the Purchaser Parent nor any of its Affiliates is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and there is not pending or contemplated, any investigation by any Governmental Entity involving the Purchaser Parent or any current director or officer of the Purchaser Parent. Neither the Commission nor the Canadian Governmental Entity has issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the U.S. Securities Act or Canadian securities Laws.

5.6 Insolvency

Neither Purchaser Party is insolvent and neither has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving Order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, nor had any execution or distress become enforceable or become levied upon any of its property.

5.7 Anti-Corruption and Anti-Money Laundering

(a) Neither Purchaser Party, nor any of their respective Affiliates, shareholders, members, managers, directors, officers or employees, nor, to the knowledge of the Purchaser Parties, any agent or other Person acting on behalf of any of the foregoing, has:

(i) violated Anti-Corruption Laws; or

(ii) made, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any: (i) executive, official, employee or Person acting in an official capacity for or on behalf of a Governmental Entity or a public international organization (e.g., the International Monetary Fund or the World Bank), or (ii) political party or official thereof, or candidate for political office, or (iii) other Person, while knowing or believing that all or some portion of the money or value shall be offered, given or promised to any Person for the purposes of obtaining or retaining business or securing any improper advantage, or in other circumstances when such offer, payment or promise would be unlawful, in each case, in violation of applicable Anti-Corruption Laws; or

(iii) to the knowledge of the Purchaser Parties, been subject to any investigation by any Governmental Entity with regard to any actual or alleged breach of any relevant Anti-Corruption Law.

(b) Each Purchaser Party is in compliance with all AML Laws related to the prevention of money laundering and terrorist financing in the jurisdictions in which the Purchaser operates.

(c) The Closing Date Payment does not and shall not represent proceeds of crime for the purposes of any Anti-Corruption Laws or AML Laws, and each Purchaser Party acknowledges that the Members may in the future be required by Law to disclose the name of the Purchaser Parties and other information related to this Agreement and the purchase of the Company Interests, on a confidential basis, pursuant to Anti-Corruption Laws and AML Laws.

(d) None of the funds provided by the Purchaser as part of the Closing Date Payment have been or shall be derived, directly or indirectly, from or related to any activity that is deemed criminal under applicable Laws, nor are any such funds being tendered on behalf of a Person other than the Purchaser.

5.8 Consideration Shares

The Consideration Shares, when issued in accordance with the terms of this Agreement, will be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Purchaser Parent, free of any Encumbrance, right of first refusal, pre-emptive right, subscription right or other similar right with respect thereto.  Assuming the accuracy of the representations and warranties of the Members set forth in this Agreement, the Consideration Shares will not contain any restrictive legends imposed by Canadian securities Laws or the TSX.

5.9 Brokers

Other than Cormark Securities Inc., there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, the Purchaser who might be entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement.

5.10 Compliance

Neither the Purchaser Parent nor any of its Affiliates: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Purchaser Parent under), nor has the Purchaser Parent received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other Governmental Entity or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any Governmental Entity, including without limitation all foreign, federal, state and local Laws relating to Taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except as such event described in (i) - (iii) of this Section 5.10 would not have a material adverse effect on the business or operations of Purchaser Parent or its Affiliate(s), as applicable (a "Purchaser Material Adverse Effect").

5.11 SEC Reports; Financial Statements

The Purchaser Parent has filed all reports, schedules, forms, statements and other documents required to be filed by the Purchaser Parent under the U.S. Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Purchaser Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") and all SEDAR+ Filings on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports and SEDAR+ Filings prior to the expiration of any such extension. As of their respective dates, the SEC Reports and SEDAR+ Filings complied in all material respects with the requirements of the U.S. Securities Act, the Exchange Act and Canadian securities Laws, as applicable, and none of the SEC Reports and SEDAR+ Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Purchaser Parent has never been an issuer subject to Rule 144(i) under the U.S. Securities Act. The financial statements of the Purchaser Parent included in the SEC Reports and SEDAR+ Filings comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with IFRS, and fairly present in all material respects the consolidated financial position of the Purchaser Parent and its Affiliates as of and for the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. No other financial statements or supporting schedules are required to be included pursuant to Canadian securities Laws or the Exchange Act. The other financial and statistical information included in the SEC Reports and/or SEDAR+ Filings present fairly the information included therein and have been prepared on a basis consistent with that of the financial statements that are included the SEC Reports and/or SEDAR+ Filings and the books and records of the Purchaser Parent. There are no material off-balance sheet transactions, arrangements or obligations (including contingent obligations) of the Purchaser Parent or other persons that would reasonably be expected to result in a material adverse effect on the Purchaser Parent.

5.12 Private Placement

Assuming the accuracy of the Purchaser Parties' representations and warranties set forth in this Article 5 and the accuracy of the representations and warranties of the Members set forth in Article 3 and Article 4, (a) no registration under the U.S. Securities Act is required for the offer and sale of the Consideration Shares by the Purchaser Parent to the Members as contemplated hereby, and (b) the issuance and sale of the Consideration Shares hereunder do not contravene in any material respect the rules and regulations of the Trading Market or the TSX.

5.13 Listing and Maintenance Requirements

The Purchaser Parent Shares are registered pursuant to Section 12(b) of the Exchange Act, and the Purchaser Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Purchaser Parent Shares under the Exchange Act nor has the Purchaser Parent received any notification that the Commission is contemplating terminating such registration. The Purchaser Parent has not, in the 12 months preceding the date hereof (or such shorter period if applicable), received notice from any Trading Market on which the Purchaser Parent Shares are or have been listed or quoted to the effect that the Purchaser Parent is not in compliance with the listing or maintenance requirements of such Trading Market. The Purchaser Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Purchaser Parent Shares are currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Purchaser Parent is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

5.14 No Integrated Offering

Neither the Purchaser Parties, nor any of their Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Consideration Shares to be integrated with prior offerings by the Purchaser Parent for purposes of (i) the U.S. Securities Act which would require the registration of any such securities under the U.S. Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market or the TSX on which any of the securities of the Company are listed or designated.

5.15 No General Solicitation

Neither the Purchaser Parent nor any Person acting on behalf of either of the Purchaser Parties has offered or sold any of the Consideration Shares by any form of "general solicitation" or "general advertising" (as defined in Rule 502(c) of Regulation D). The Purchaser Parent has offered the Consideration Shares for sale only to the Members.

5.16 Securities Laws Matters

The issuance of the Consideration Shares by the Purchaser Parent to the Members: (a) is exempt from the disclosure requirements of the U.S. Securities Act; and (b) the Purchaser Parent was, at the time of agreeing to the issuance of the Consideration Shares, and will be at Closing, a reporting issuer in a jurisdiction of Canada.

5.17 No Additional Representations

NONE OF THE PURCHASER, THE PURCHASER PARENT, THEIR DIRECT OR INDIRECT SUBSIDIARIES OR AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PURCHASER OR THE PURCHASER PARENT OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS Article 5.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 5, EACH OF THE PURCHASER AND THE PURCHASER PARENT EXPRESSLY DISCLAIMS (AND THE OTHER PARTIES EXPRESSLY DISCLAIM ANY RELIANCE ON) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE PURCHASER AND THE PURCHASER PARENT.

ARTICLE 6
CLOSING DELIVERIES

6.1 Closing Deliveries of the Members

At the Closing, the Members shall deliver or cause to be delivered to the Purchaser:

(a) Company Interests - an assignment instrument, in a form to be reasonably agreed to by the Members and the Purchaser, transferring the Company Interests held by each Member to the Purchaser and executed by each Member;

(b) Certificates of Status - a certificate of status, compliance, good standing or like certificate with respect to the Company and the Members issued by the State of Delaware, dated not more than two (2) Business Days prior to the Closing Date;

(c) Secretary's Certificate - a certificate of the secretary (or equivalent officer) of the Company and the Members certifying (i) with respect to the certificates of the Company or the Members, the Organizational Documents of the Company or the Members, as applicable, (ii) that attached thereto are true and complete copies of all resolutions adopted by the managers or members of the Company and the Members authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, (iii) that the conditions relating to the Company or the Members, as applicable, set forth in Section 7.1(b)(i), Section 7.1(b)(ii) and Section 7.1(b)(iii) have been satisfied, and (iv) the names and signatures of the officers of such Party authorized to sign this Agreement and any other documents to be delivered pursuant to this Agreement;

(d) Resignation and Release - a resignation and release (other than in respect of such Person's rights under Section 9.2), in a form to be reasonably agreed to by the Purchaser and the Members, executed by each officer and manager of the Company requested by Purchaser, to be effective as of the Closing;

(e) Required Consents - the Authorizations from Governmental Entities and the consents, approvals or waivers from any Person under any Contract to which the Company is party, as set forth in Section 6.1(e) of the Disclosure Letter (the "Required Consents");

(f) Title Opinion - the Title Opinion, in form and substance reasonably satisfactory to the Purchaser, acting reasonably;

(g) U.S. Tax Deliverables - the deliverables contemplated by Section 9.4(f) hereof; and

(h) D&O Tail Policy - a copy of the D&O Tail Policy.

(i) Termination of Red Cloud Securities Engagement Letter  - evidence of the termination of the engagement letter with Red Cloud Securities Inc. (or the assignment of the engagement letter to the Members), which provides for a full release in favor of the Company and the Purchaser.

(j) Roger Gross Bonus - evidence that the Company shall have no obligation, following the Closing, to pay the transaction bonus due and payable to Roger Gross pursuant to that certain agreement between the Company and Roger Gross.

6.2 Closing Deliveries of the Purchaser Parties

At the Closing, the Purchaser Parties shall deliver or cause to be delivered to the Members:

(a) Purchase Price - proof of payment of the Estimated Closing Date Payment and the Estimated Company Debt and Estimated Transaction Expenses;

(b) Consideration Shares - share certificates or advice under a direct registration system evidencing the Consideration Shares registered as directed by the Members to the Purchaser Parties in writing;

(c) Secretary's Certificate - a certificate of the secretary (or equivalent officer) of each Purchaser Party certifying (i) the Organizational Documents of such Purchaser Party, (ii) that attached thereto are true and complete copies of all resolutions adopted by the managers, directors or members of such Purchaser Party, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, (iii) that the conditions relating to such Purchaser Party set forth in Section 7.1(c)(i) and Section 7.1(c)(ii) have been satisfied, and (iv) the names and signatures of the officers of such Purchaser Party authorized to sign this Agreement and any other documents to be delivered pursuant to this Agreement; and

(d) Certificates of Status - a certificate of status, compliance, good standing or like certificate with respect to each of the Purchaser Parties issued by the appropriate Governmental Entity of their respective jurisdictions of existence, in each case dated not more than two Business Days prior to the Closing Date.

ARTICLE 7
CONDITIONS TO CLOSING AND CLOSING

7.1 Conditions to Closing

(a) Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(i) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and would make the transactions contemplated by this Agreement illegal, restrain or prohibit consummation of such transactions, or cause such transactions to be rescinded following the Closing.

(ii) The applicable Parties shall have received the Required Consents in form and substance reasonably satisfactory to the Members and the Purchaser Parties, and no such Required Consents shall have been revoked.

(iii) No Third Party Claim shall have been commenced against any of the Parties, which would enjoin, restrict or prohibit, on a temporary or permanent basis, any of the transactions contemplated by this Agreement.

(b) Conditions to Obligations of the Purchaser Parties. The obligations of the Purchaser Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment or the Purchaser Parties' waiver, at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties made by the Members in Article 3 (other than any Member Fundamental Representations) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as though such representation or warranty were made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except to the extent the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The representations and warranties of the Members made in Article 4 and the Member Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date of this Agreement and the Closing Date, with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) The Members shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Members prior to or on the Closing Date.

(iii) During the Interim Period, there shall not have occurred any Company Material Adverse Effect.

(iv) The Purchaser Parent shall have received all requisite approvals of each Exchange for the issuance of the Consideration Shares.

(v) The Members shall provide evidence satisfactory to the Purchaser Parties, acting reasonably, that the Members have transferred all of its interest in Crescent Mine, LLC to Syringa Exploration, Inc.

(vi) The Purchaser shall have received the deliverables set forth in Section 6.1.

(c) Conditions to Obligations of the Members. The obligations of the Members to consummate the transactions contemplated by this Agreement are subject to the fulfillment or the Members' waiver, at or prior to the Closing, of each of the following conditions:

(i) The representations and warranties of the Purchaser Parties in this Agreement (other than any  Purchaser Fundamental Representations) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date as though such representation or warranty were made at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except to the extent the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser Fundamental Representations shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Purchaser Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Purchaser Material Adverse Effect) on and as of the date of this Agreement and the Closing Date, with the same effect as though made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(ii) The Purchaser Parties shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(iii) The Consideration Shares shall be conditionally listed or approved for listing on the Exchange, subject only to standard listing conditions, and shall not be subject to any stop order, suspension, or restriction on trading.

(iv) During the Interim Period, there shall not have occurred any Purchaser Material Adverse Effect.

(v) The Members shall have received the deliverables set forth in Section 6.2.

7.2 Closing Procedures

(a) The Closing will take place virtually by mutual electronic exchange of documents executed by DocuSign or other form of electronic signature mutually satisfactory to the Parties, or at such other place or by such other means as agreed to in writing by the Parties. All actions to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken, nor any documents deemed executed or delivered, until all such proceedings have been taken, and all such documents executed and delivered.

(b) At the Closing, the Purchaser will pay or satisfy the Purchase Price in accordance with Section 2.2, and the Members will assign the Company Interests to the Purchaser by delivery of the assignment instrument contemplated in Section 6.1(a).

ARTICLE 8
PRE-CLOSING COVENANTS

8.1 Interim Conduct of Business Prior to the Closing

(a) Except as (a) may be approved by the Purchaser in writing (which approval shall not be unreasonably conditioned, withheld or delayed), or (b) otherwise expressly permitted or required by this Agreement, during the Interim Period, the Company shall and the Members shall use their commercially reasonable efforts to cause the Company to: (i) conduct the business and operations of the Company and maintain the Company Assets in the Ordinary Course; (ii) exercise commercially reasonable efforts to (A) pay or perform any material obligations of the Company when due, (B) preserve intact the Company's present business organization, (C) preserve beneficial business relationships between the Company and all third parties having business dealings with the Company, and (D) bill and attempt to collect accounts receivable and pay accounts payable of the Company in the Ordinary Course; (iii) maintain the Company Assets in their respective condition as of the date of this Agreement, ordinary wear and tear excepted; (iv) maintain the Insurance Policies in full force and effect; (v) make, submit, administer and handle any claims that the Company is entitled to make or submit in the Ordinary Course under any Insurance Policy; (vi) remit and surrender to the Company any insurance proceeds received by the Members under any Insurance Policy prior to the Closing in respect of claims made by or on behalf of the Company; and (vii) timely and properly perform all obligations of the Company under the Material Contracts.

8.2 Prohibited Actions Prior to the Closing

Except (a) as may be approved by the Purchaser in writing (which approval shall not be unreasonably conditioned, withheld or delayed), (b) as otherwise expressly permitted or required by this Agreement, or (c) in the Ordinary Course, during the Interim Period, the Members shall not and shall cause the Company not to:

(i) authorize for issuance, issue, sell, grant, pledge, deliver, transfer or assign, or agree or commit to issue, sell, grant, pledge, deliver, transfer or assign, any of the Company Interests, any equity interest or other form of ownership interest of the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any of the foregoing, or permit any Encumbrance to be imposed on any of the Company Interests, other than any issuance of Company Interests to any of the Members in respect of any capital contributions made to the Company during the Interim Period and provided that such Company Interests are part of the Company Interests sold to Purchaser at the Closing;

(ii) declare or pay any dividend or make any other distribution of any of the assets of the Company (other than tax distributions in the Ordinary Course and in compliance with the operating agreement or equivalent of the Company);

(iii) acquire by merger or consolidation with, or purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or permit the Company to become a party to any merger, consolidation, share exchange, business combination, recapitalization, or similar transaction;

(iv) acquire properties or assets with a value in excess of $100,000, other than inventory and other assets acquired in the Ordinary Course;

(v) purchase or lease (as lessor or lessee), or enter into any Contract for the purchase or lease (as lessor or lessee) of, any real property;

(vi) incur a capital expenditure (or series of related capital expenditures) involving more than $100,000;

(vii) sell, transfer, lease, license, assign, pledge, encumber or otherwise dispose of any Company Assets outside of the Ordinary Course;

(viii) make any material change in any method of accounting or accounting practice or principle of the Company, other than those required by GAAP or applicable Law;

(ix) make, change or revoke any material Tax election relating to the income tax classification of the Company, file any material Tax Return other than on a basis materially consistent with past practice, file any amended Tax Return, adopt or change any material accounting method for Tax purposes (unless required by Law), settle any material Tax claim or assessment relating to the Company or surrender or compromise any material right to claim a refund for Taxes;

(x) enter into or renew any Contracts containing, or otherwise subjecting the Company to, any material obligations or restrictions on the operation of the business of the Company following the Closing;

(xi) terminate, amend or modify any Material Contract, or take or fail to take any action which would entitle any party to any Material Contract to terminate or cancel (other than the termination or cancellation of a Material Contract in accordance with its terms), amend or modify any Material Contract, or enter into any new Contract that would be a Material Contract under the definition of Material Contract if entered into prior to the date of this Agreement;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person;

(xiii) amend the Organizational Documents of the Company;

(xiv) create, incur or assume any obligations with respect to any Indebtedness of the Company, or assume, guarantee, endorse or otherwise become liable for any Indebtedness, or guarantee any Indebtedness, of another Person, other than the incurrence of any Indebtedness as a result of any loan made to the Company during the Interim Period by any of the Members and which Indebtedness will be discharged at the Closing;

(xv) mortgage, pledge or otherwise subject to any Encumbrance (other than Permitted Encumbrances), any Company Assets;

(xvi) discharge, settle or satisfy any litigation or other legal proceeding in respect of the Company or the Company Assets; or

(xvii) take any action that could reasonably be expected to materially interfere with or prevent the completion of the transactions contemplated by this Agreement; or

(xviii) authorize, agree, resolve or enter into any Contract with respect to any of the matters contemplated in this Section 8.2 or otherwise commit to do any of the foregoing.

8.3 Notice of Certain Events

(a) During the Interim Period, the Members and the Company will promptly notify the Purchaser, in writing, of:

(i) (A) the occurrence of a Company Material Adverse Effect or any fact, circumstance, event, or action the taking of which would reasonably be expected to result in a Company Material Adverse Effect, (B) any representation or warranty made by the Company or the Members in this Agreement not being true and correct in all material respects, or (C) an event that has resulted in the failure of any of the conditions set forth in Sections 7.1(a) or 7.1(b) to be satisfied;

(ii) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv) any actions or proceedings commenced or, to the knowledge of the Members, threatened against, relating to, involving or otherwise affecting the Members, the Company or the business and operations of the Company that, if pending on the Closing Date, would have been required to have been disclosed pursuant to this Section 8.3(a) or that relate to the consummation of the transactions contemplated by this Agreement.

The Purchaser's receipt of information pursuant to this Section 8.3(a) shall not operate as a waiver of (y) any rights it may have under the R&W Insurance Policy related to any breach of any representation or warranty made by the Company or the Members or (z) any of the Closing conditions set forth in Section 7.1(b).

(b) During the Interim Period, the Purchaser Parties will promptly notify the Company, in writing, of:

(i) (A) any representation or warranty made by the Purchaser Parties in this Agreement not being true and correct in all material respects, or (B) any event that has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Sections 7.1(a) or 7.1(c) to be satisfied;

(ii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iii) any actions or proceedings commenced or, to the knowledge of the Purchaser Parties, threatened against, relating to, involving or otherwise affecting the Purchaser Parties that, if pending on the Closing Date, would have been required to have been disclosed pursuant to this Section 8.3(b) or that relate to the consummation of the transactions contemplated by this Agreement.

The Company's receipt of information pursuant to this Section 8.3(b) shall not operate as a waiver of (y) any representation or warranty made by the Purchaser Parties or (z) any of the Closing conditions set forth in Section 7.1(c).

8.4 Exclusivity

During the Interim Period, the Company and the Members will not, and will not authorize or permit any of their respective Affiliates or Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding any Acquisition Proposal. The Company and the Members will immediately cease and cause to be terminated, and will cause their respective Affiliates and Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than the Purchaser Parties or any of their respective Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or substantially all of the Company Interests or the Company Assets. The rights and remedies for noncompliance with this Section 8.4 include specific enforcement by any court having equity jurisdiction, as such breach would cause irreparable injury to the Purchaser and money damages would not provide an adequate remedy to the Purchaser.

8.5 Governmental Approvals and Consents

Each Party will, as promptly as possible, (a) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (b) use commercially reasonable efforts to obtain, or cause to be obtained, all Authorizations from all Governmental Entities that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each Party will cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such Authorizations, and no Party will willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such Authorization.

8.6 Closing Conditions.

During the Interim Period each Party will use its commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7. Without limiting the generality of the foregoing, in connection with the condition set forth in Section 7.1(c)(iii), the Purchaser Parties shall enter into the Registration Rights Agreement with the Members, in a form to be reasonably agreed to by the Purchaser Parent and the Members, pursuant to which the Purchaser Parent shall register the Consideration Shares for resale.

ARTICLE 9
POST-CLOSING COVENANTS AND OTHER OBLIGATIONS

9.1 Company's Books and Records

(a) On the Closing Date, the Members shall deliver, or shall cause the Company to deliver, to the Purchaser or make available to the Purchaser at the premises of the Company, the books and records of the Company. For a period of six years after the Closing Date, or for such longer period as may be required by applicable Law, the Purchaser Parties shall, and shall cause the Company to, use commercially reasonable efforts to retain all original books and records relating to the Company in the possession of the Company or the Purchaser Parties on the Closing Date relating to the Company (including personnel files) for periods prior to the Closing Date. So long as any such books and records are retained by the Company or the Purchaser Parties pursuant to the terms of this Agreement, the Members and their Representatives shall have the right to inspect and to make copies (at the Members' expense) of such books and records at any time, upon reasonable request during normal business hours and upon reasonable notice, and without undue interference to the business operations of the Company; provided that the Members' access to and use of such books and records will be limited to legal and regulatory purposes, including preparing Tax Returns, responding to Tax audits, or otherwise dealing with Governmental Entities. The Purchaser Parties have the right to have their Representatives present during any such inspection.

(b) For a period of six years after the Closing Date, or for such longer period as may be required by applicable Law, each Member shall retain all books and records in the possession of such Member following the Closing relating to the Company (including personnel files) for periods prior to the Closing Date. So long as any such books and records are retained by the Members pursuant to the terms of this Agreement, the Purchaser Parties and their respective Representatives shall have the right to inspect and to make copies (at the Purchaser Parties' expense) of such books and records at any time, upon reasonable request during normal business hours and upon reasonable notice, and without undue interference to the business operations of the Members. The Members have the right to have their Representatives present during any such inspection.

(c) The Purchaser Parties will not be obligated to provide the Members with access to any books or records pursuant to this Section 9.1 where such access would violate any Law in any material respect.

9.2 D&O Indemnification and Tail Policy

(a) For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or, subject to this Section 9.2(a), any successor or assign of the Company by merger, consolidation, amalgamation or otherwise, to amend, repeal or modify any provision in the Company's Organizational Documents relating to the exculpation or indemnification of any current or former officer, member or manager (unless required by Law), it being the intent of the Parties that the officers, members and managers of the Company shall continue to be entitled to such exculpation and indemnification to the full extent of the Law and the Company's Organizational Documents. If the Company, or any successor or assign of the Company: (i) merges, consolidates, reorganizes, arranges or amalgamates with or into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each such case, the Purchaser shall cause proper provision to be made so that the Company, or each such successor or assign of the Company, as applicable, shall expressly assume all of the obligations set forth in this Section 9.2(a). This Section 9.2(a) is intended for the benefit of, and is enforceable by, each current and former officer, member and manager of the Company, and their respective heirs, executors, successors and Representatives, as applicable, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, by Contract or otherwise.  To the maximum extent permitted by applicable Law, such indemnification under the Company's Organizational Documents shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in the Organizational Documents (or other applicable agreements).

(b) Prior to Closing, the Company shall obtain at its expense, for the period from the Closing Date until the six-year anniversary of the Closing Date, a fully prepaid non-cancellable directors' and officers' liability insurance "tail" or "runoff" insurance policy (the "D&O Tail Policy"), which D&O Tail Policy will provide coverage in an amount equal to the Company's existing coverage for the current and former directors, managers and officers of the Company and the Members, as applicable, and those individuals currently and formerly holding an office with the Company and/or the Members, with respect to any Claims arising from facts or events that occurred on or prior to the Closing concerning the Company or the Subject Mine Properties (including in connection with the transactions contemplated by this Agreement).

9.3 [reserved]

9.4 Tax Matters

(a) Tax Characterization and Allocation.

(i) The Purchaser and the Members acknowledge and agree that, for U.S. federal and state income Tax purposes, (A) the sale of the Company Interests shall be treated and reported in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), (B) with respect to the Members, the Members will be treated as selling all of their Company Interests to Purchaser in a taxable sale of partnership interests in exchange for amounts paid in respect of such Company Interests pursuant to this Agreement, and (C) with respect to Purchaser, (x) the Company will be deemed to make a liquidating distribution of undivided interests in all of its assets to the Members and (y) immediately thereafter, Purchaser will be deemed to acquire, by taxable purchase, all such assets of the Company (collectively, the "Intended Tax Treatment").

(ii) The Purchaser shall provide the Members with its proposed allocation (the "Allocation") of the Purchase Price plus the assumed liabilities and other relevant items among the Company Assets consistent with Section 755 and Section 1060 of the United States Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and the allocation principles set forth in Exhibit "A", within 120 days following the Closing Date, and the Members shall respond within 30 days of receipt, providing either: (A) its acceptance of such allocation or (B) any objections, in which case the Members shall also provide its determination of the allocation of the Purchase Price. The Members' failure to respond within that 30 day period shall be deemed acceptance of the proposed Allocation prepared by the Purchaser. The Members and the Purchaser agree to act in good faith to resolve any differences between them with respect to the Allocation. In the event that agreement cannot be reached, the Members and the Purchaser shall jointly choose an independent certified public accounting firm, whose decision, which shall be in accordance with the allocation principles set forth in Exhibit "A" and the Intended Tax Treatment, shall be final. The costs of such firm shall be shared equally between the Members and the Purchaser. The Allocation shall be revised from time to time, in a manner consistent with the residual method under Section 1060 of the Code, to take into account any increase or decrease to the Purchase Price on account of any post-Closing adjustment thereto. Notwithstanding any provision to the contrary in this Agreement, no portion of the Purchase Price in excess of $5,000 shall be allocated to the restrictive covenants set forth in Section 9.5. The Purchaser and the Members agree that such Allocation shall be used by each of them in the preparation and filing of all Tax Returns, and each Party agrees that it shall take no position, and cause its Affiliates to take no position, inconsistent with the Allocation or the Intended Tax Treatment on any Tax Return or in any proceeding before any Governmental Entity unless otherwise required by a "determination" within the meaning of Section 1313 of the Code. The Purchaser and the Members shall cooperate in preparing, signing and filing all income and other Tax Returns relating to the purchase and sale of the Company Interests.

(b) Tax Returns. The Members shall prepare or cause to be prepared, and file or cause to be filed, all Pass-Through Tax Returns of the Company for all periods ending on or prior to the Closing Date that are due after the Closing Date in a manner consistent with past practice and methods. No later than fifteen Business Days prior to the due date thereof (including, to the extent applicable, validly obtained extensions), the Members shall provide drafts of such Pass-Through Tax Returns to the Purchaser for its review and comment and shall consider in good faith all reasonably made comments thereto. The Members shall file or cause to be filed such Pass-Through Tax Returns on or prior to the due date thereof and shall timely pay any and all such Taxes due and owing in connection therewith. The Parties agree to treat all Transaction Tax Deductions as being deductible by the Company for the sole benefit of the Members in the Company's taxable period that ends on the Closing Date to the maximum extent permitted under applicable Law, and none of the Purchaser, Purchaser Parent of their Affiliates shall take any action, or permit the Company to take any action, inconsistent therewith. None of Purchaser, any Affiliate of Purchaser, or the Company shall (or shall cause or permit the Company to), without prior written consent of the Members, which consent shall not be unreasonably withheld, conditioned or delayed: (i) refile, amend or otherwise modify any Tax Return with respect to the Company or its Subsidiaries, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax Return with respect to the Company or its Subsidiaries, (iii) raise any issue with, initiate any voluntary disclosure, or request an audit by, any Tax Authority that relates to any Tax Return with respect to any Pre-Closing Tax Period or any Straddle Period of the Company or its Subsidiaries, (iv) enter into any closing agreement or settle any Tax claim or assessment relating to the Company or its Subsidiaries with respect to any Pre-Closing Tax Period or any Straddle Period, (v) surrender any right to claim a refund of Taxes with respect to any Pre-Closing Tax Period or Straddle Period, or (vi) file any ruling or request with any Tax Authority that relates to Taxes or Tax Returns of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period or any Straddle Period. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for any Straddle Period ("Straddle Returns"). All Straddle Returns shall be prepared in a manner consistent with past practices of the Company, to the extent such past practice complies with applicable Law. No later than fifteen Business Days (including, to the extent applicable, validly obtained extensions) prior to the due date thereof (or as soon as practicable after the Closing), Purchaser shall provide drafts of such Straddle Returns to the Members for the Members' review and comment and shall incorporate all reasonably made comments thereto. Purchaser shall file or cause to be filed the Straddle Returns on or prior to the due thereof and shall timely pay all such Taxes due and owing in connection therewith. Except in respect of amounts included as Indebtedness hereunder, the Members shall remit to Purchaser at least five (5) Business Days prior to the due date for the applicable Straddle Return an amount equal to the Taxes due as reflect on such Straddle Returns to the extent such Taxes are apportioned to the portion of the Straddle Period ending as of the Closing (as determined in accordance with the methodology in Section 9.4(c).

(c) Straddle Period. In the case of any Straddle Period, (i) real and personal property and similar ad valorem Taxes shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date on a daily pro-rata basis, and (ii) all other Taxes shall be apportioned between the portion of such Straddle Period ending on the Closing Date and the portion of such Straddle Period beginning after the Closing Date based on a closing of the books basis.

(d) Tax Notices and Cooperation.

(i) If, after the Closing Date, the Purchaser or the Company receives any notice, letter, correspondence, Claim or decree relating to Taxes from any Tax Authority relating to any Taxes or Tax Returns for which the Members (or any direct or indirect owner of the Members) may be responsible (including pursuant to the terms of this Agreement) (a "Tax Notice"), the Purchaser shall, and shall cause the Company to, use commercially reasonable efforts to promptly deliver such Tax Notice to the Members.

(ii) For any Tax Notice relating solely to periods ending on or before the Closing Date, the Members, at their own expense, shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving the Company that relates to such Tax Notice; provided that the Purchaser shall have the right to participate, at Purchaser's own expense, in any such audit or other proceeding; and provided further that the Members shall not settle or compromise any such Tax audit or other proceeding without Purchaser's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any Tax audit or proceeding controlled by the Purchaser for which the Members (or any direct or indirect owner of the Members) may be responsible (including pursuant to the terms of this Agreement), the Members shall have the right to participate, at the Members ' own expense, in any such audit or other proceeding; and provided further that the Purchaser shall not settle or compromise any such Tax audit or other proceeding without the Members' prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) The Members and the Purchaser shall (and the Purchaser shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the other Party (and at the requesting Party's expense), in connection with the filing of Tax Returns of the Members or the Company for pre-Closing Tax periods or the Company for any post-Closing Tax periods and any audit, litigation or other proceeding with respect to Taxes of the Company for such periods. Such cooperation shall include requesting valid extensions of Company Tax Return dates, the retention of Company Tax related records and information for at least six years after the Closing Date, and (upon the other Party's request and at its expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(iv) The Purchaser and the Members and each of their respective Affiliates shall cause the Company to make a "push-out" election under Section 6226 of the Code (or similar election for state or local income Tax purposes) with respect to any Tax Notice for a reviewed taxable year or portion thereof ending on or prior to the Closing Date for which such an election is available.

(e) Transfer Taxes. The Members, on the one hand, and the Purchaser, on the other hand, shall be equally responsible for, and pay in a timely manner, all local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees incurred in connection with, or as a result of the execution of, this Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties ("Transfer Taxes"). The Purchaser shall, at the joint expense of Purchaser and the Members, shared equally, prepare and file, or cause to be prepared and filed, all Tax Returns or other documentation with respect to such Transfer Taxes, and the Members shall use commercially reasonable efforts to cooperate in preparation and filing such documents upon the Purchaser's reasonable request.

(f) FIRPTA Certificate. The Members shall have delivered to the Purchaser a certificate prepared in accordance with Treasury regulations Section 1.1445-2(b)(2) certifying that the Members are not a foreign Person, or a properly completed and validly executed IRS Form W-9, in either case dated within 30 days prior to the Closing Date.

(g) Tax Refunds. Except to the extent taken into account in the final calculation of Pre-Closing Taxes,  any Tax refunds or refundable credits that are received by Purchaser, the Company or any of its Subsidiaries, or any of their respective Affiliates, that relate to Taxes of the Company or any of its Subsidiaries for Pre-Closing Tax Periods or the pre-Closing portion of any Straddle Period (as determined in accordance with the methodology contained in Section 9.4(c)), shall be for the account of the Members, and Purchaser shall pay to the Members any such refund or the amount of any such refundable credit (net of Purchaser's reasonable out-of-pocket costs and Taxes, if any, incurred as a result of such refund) no later than five (5) calendar days after receipt of such refund or refundable credit. Any such Tax refund or refundable credit received with respect to a Straddle Period shall be equitably apportioned between the Purchaser and the Members in accordance with the methodology contained in Section 9.4(c). In the event that any refund of Taxes for which a payment has been made pursuant to this Section 9.4(f) is subsequently reduced or disallowed, the Members shall indemnify and hold the Purchaser and its Affiliates (including the Company and its Subsidiaries) harmless for any Taxes (plus any interest, penalties and additions to Tax imposed thereon) assessed against Purchaser or its Affiliates (including the Company and its Subsidiaries) by reason of such reduction or disallowance.  At the reasonable request and cost of the Members, Purchaser and the Company shall use commercially reasonable efforts to cooperate with the Members to obtain any refunds or refundable credits to which the Members are entitled to hereunder.

9.5 Non-Competition

(a) For a period of three (3) years commencing on the Closing Date, the Members will not, and will not permit any Controlled Affiliate to, (i) engage in or assist others in engaging in precious metals mining and reclamation (the "Restricted Business") within a 10 kilometre radius of the Subject Mine Properties (the "Territory"); (ii) have a controlling interest (for this purpose, a greater than fifty percent (50%) interest) in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with business relationships formed prior to the Closing between the Company and customers or suppliers of the Company, provided that the Parties agree that for purposes of this subsection (iii), in no case will: (A) the acquisition of any assets or properties, or the conduct of any activities, outside of the Territory, or (B) the development, operation, maintenance or sale of any existing assets, properties or interests inside the Territory that are owned by the Members or any of its Controlled Affiliates as of the date of this Agreement, by any of the Members or its Controlled Affiliates, either before or after the Closing, be or be deemed to be a breach of this Section 9.5. Notwithstanding the foregoing, a Member may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Member is a controlling Person of, or a member of a group which controls, such Person, and does not, directly or indirectly, own 10% or more of any class of securities of such Person.  For purposes of this Agreement, "Controlled Affiliate" means, with respect to a Member, an Affiliate of such Member that has the same investment manager (i.e. Hale Capital Management, L.P.) as such Member.

(b) The Members acknowledge that a breach or threatened breach of this Section 9.5 would give rise to irreparable harm to the Purchaser, for which monetary damages would not be an adequate remedy, and agree that, in the event of a breach or a threatened breach by the Members of any such obligations, the Purchaser will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) The Members acknowledge that the restrictions contained in this Section 9.5 are reasonable and necessary to protect the legitimate interests of the Purchaser, and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 9.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 9.5 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions of this Section 9.5, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

9.6 Purchaser Parent Guarantee

The Purchaser Parent unconditionally and irrevocably guarantees in favour of the Members the due and punctual payment and performance by the Purchaser and, following the Closing, the Company, of each and every obligation of the Purchaser and the Company under this Agreement, including the payment of the Purchase Price and the issuance of the Consideration Shares.  This is a guaranty of payment and not of collection.  The Purchaser Parent agrees to cause the Purchaser and the Company, as applicable, and any other Person under the Purchaser Parent's control, to comply with all of such Person's obligations under or relating to this Agreement, and the transactions contemplated by this Agreement.

9.7 Confidentiality

For a period of two years following the Closing Date, each Party will, and will cause its respective Affiliates to, hold, and use commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, the business and operations of the Company, and not use such information for any improper purpose. The previous sentence shall not apply (a) to the extent that a Party can show that such information (i) is generally available to and known by the public through no breach by such Party or any of its Affiliates or respective Representatives of this Section 9.7, or (ii) is lawfully acquired by such Party or any of its Affiliates or respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (b) to any disclosure by a Party or any of its Affiliates or respective Representatives to a Person who is bound by a non-disclosure or similar agreement pursuant to which the receiving Person is bound to maintain the confidentiality of such information in substantive compliance with this Section 9.7. If any Party or any of its Affiliates or respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Party will promptly notify the other Parties in writing, and shall disclose only that portion of such information which such Party is advised by their counsel, in writing, is legally required to be disclosed, provided that such Party will use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Prior to the Closing, the Purchaser Parties shall hold in confidence, in accordance with the existing confidentiality agreement between the Purchaser Parent and the Company (the "Existing Confidentiality Agreement"), all confidential information of the Company.

9.8 R&W Insurance Policy

(a) The Purchaser shall use commercially reasonable efforts to obtain and bind the R&W Insurance Policy in connection with this Agreement and the transactions contemplated by this Agreement.  The R&W Insurance Policy will provide that the R&W Insurer has no subrogation or similar rights against the Members and will not pursue any claims against the Members or their Affiliates or Representatives, other than in respect of a claim based on Fraud by the Members or their Representatives. Following the Closing, the Purchaser shall not amend, vary or modify the limitations on subrogation or similar rights against the Members or their Representatives in the R&W Insurance Policy or otherwise amend, vary or modify the R&W Insurance Policy in such a manner that would reasonably be expected to increase the potential financial liability of the Members or any of their Representatives in connection with this Agreement, without the prior written consent of the Members.

(b) The Purchaser shall not novate or otherwise assign its rights under the R&W Insurance Policy (or do anything which has a similar effect); provided, however, that the Purchaser shall have the right to assign its rights under the R&W Insurance Policy, in whole or in part, at any time to any Affiliate of Purchaser or to any successor to Purchaser or any direct or indirect purchaser of the Company, whether by way of merger, amalgamation, arrangement, consolidation, reorganization, sale of assets or otherwise, or to any lender of Purchaser or its Affiliates as collateral security, so long as such assignment does not adversely impact the Members (in which case such assignment, to the extent it adversely impacts the Members, shall be subject to the prior written consent of the Members).

(c) Prior to the Closing, in connection with the R&W Insurance Policy, the Company shall, and the Members shall use their commercially reasonable efforts to cause the Company to, provide commercially reasonable cooperation to the Purchaser and the R&W Insurer, as reasonably requested by the Purchaser or the R&W Insurer from time to time. Following the Closing, the Members shall provide commercially reasonable cooperation to the Purchaser and the R&W Insurer in connection with any Claims under the R&W Insurance Policy, as reasonably requested by the Purchaser or the R&W Insurer.

(d) The Purchaser shall use commercially reasonably efforts to meet all conditions to the issuance of the final, executed R&W Insurance Policy in accordance with the terms of the R&W Insurance Policy.

(e) The Purchaser, on the one hand, and the Members, on the other hand, shall each pay 50% of the R&W Expenses (excluding, for the avoidance of doubt, the Retention) as and when due, pursuant to this Section 9.8.

ARTICLE 10
SURVIVAL AND INDEMNIFICATION

10.1 Survival

The representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect as follows:

(a) subject to Section 10.1(b), the representations and warranties of the Members in Article 3 and in Article 4 shall terminate as of the Closing and shall not survive the Closing, except for a Claim based on Fraud. Following the Closing, subject to Section 10.1(b), the Purchaser Parties shall not be entitled to any recovery hereunder in respect of any such representations or warranties of the Members in Article 3 and in Article 4 (except for a Claim based on Fraud); provided that this 10.1(a) shall not limit any claim or recovery available to the Purchaser under the R&W Insurance Policy;

(b) notwithstanding Section 10.1(a), the representations and warranties set out in Section 3.23 (Taxes) will survive and continue in full force and effect until six months after the expiration of the later of (i) the period during which any Tax assessment (including any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law) may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend, with such period to be determined without regard to any consent, waiver, Contract or other document, made or filed after the Closing Date that extends the period during which a Governmental Entity may issue a Tax assessment; or (ii) the statute of limitation for such claim;

(c) the representations and warranties of the Purchaser Parties in Article 5 shall survive for a period of one (1) year following the Closing, except that the Purchaser Fundamental Representations shall survive for a period of two (2) years following the Closing; and

(d) the time limitation for Claims against a Party with respect to any representations and warranties contained in this Agreement based on Fraud by that Party shall be the statute of limitations (but Section 10.1(a) shall apply to all contractual and common law Claims with respect to any representations and warranties contained in Article 3, Article 4 and Article 5 or in any certificate, agreement or instrument delivered by a Party pursuant to this Agreement that do not constitute Fraud).

Except as provided in this Section 10.1, none of the covenants, obligations, conditions or other agreements contained in this Agreement shall survive the Closing, other than those covenants, obligations or agreements which, by their terms, contemplate performance after the Closing, and each such surviving covenant, obligation and agreement shall survive the Closing for the period contemplated by its terms.

10.2 Indemnification in Favour of the Purchaser Parties

Subject to Section 10.4, the Members will indemnify and save the Purchaser Indemnified Parties harmless of and from any Damages suffered by, imposed upon or asserted against the Purchaser Parties or any of their Affiliates or Representatives, as applicable, as a result of, in respect of, arising out of, or by reason of:

(a) any breach or inaccuracy of any representation or warranty given by the Members in Article 3 or Article 4 of this Agreement for which a notice of Claim has been provided to the Members within the applicable time period specified in Section 10.1;

(b) any failure of a Member or the Company to perform or fulfil any of its covenants or obligations under this Agreement;

(c) any Indemnified Taxes;  and

(d) any Company Debt or Company Transaction Expenses to the extent not deducted from the Purchase Price in determination of the Estimated Closing Date Payment or Closing Date Payment.

The Members are not indemnifying the Purchaser Parties for any Damages related to the litigation disclosed on Schedule 3.16(d) of the Disclosure Letter (including any related Claims or appeals therefrom) nor are the Members entitled to any recovery of the proceeds, if any, arising from that litigation, except as otherwise expressly set forth in this paragraph.  The post-Closing Company shall be fully responsible for any Damages arising from, and entitled to any and all recovery from, the litigation disclosed on Schedule 3.16(d) of the Disclosure Letter (including any related Claims or appeals therefrom). The unpaid legal fees related to such litigation through the Closing Date shall be a Company Transaction Expense and any subsequent legal fees shall be borne by the Company but shall not be deemed to be a Company Transaction Expense or Indebtedness or otherwise reduce the Purchase Price.  Notwithstanding the foregoing, if the Company incurs more than Six Million Dollars ($6,000,000) in Damages directly arising from the litigation disclosed on Schedule 3.16(d) of the Disclosure Letter and provides a Claim to the Members on or before the two (2) year anniversary of the Closing detailing, in writing, such Damages, then, solely with respect to any Damages that are determined to directly arise from the litigation disclosed on Schedule 3.16(d) of the Disclosure Letter in excess of Six Million Dollars ($6,000,000) (the "Excess Damages"), the Company shall be responsible for fifty percent (50%) of the Excess Damages and the Members shall be responsible for 50% of the Excess Damages, subject to a cap of Two Million Dollars ($2,000,000).

10.3 Indemnification in Favour of the Members

Subject to Section 10.4, the Purchaser Parties will indemnify and save the Members and their Affiliates and Representatives harmless of and from any Damages suffered by, imposed upon or asserted against the Members or any of their Affiliates or Representatives, as applicable, as a result of, in respect of, arising out of, or by reason of:

(a) any breach or inaccuracy of any representation or warranty given by the Purchaser Parties in Article 5 of this Agreement or in any certificate, agreement or instrument delivered by the Purchaser Parties pursuant to this Agreement, for which a notice of Claim has been provided to either of the Purchaser Parties within the applicable time period specified in Section 10.1; or

(b) any failure of either of the Purchaser Parties to perform or fulfil any of their respective covenants or obligations under this Agreement.

10.4 Limitations

(a) A Party making a Claim for indemnification under this Article 10 is referred to as an "Indemnified Party", and a Party against whom such Claim is asserted under this Article 10 is referred to as an "Indemnifying Party".

(b) An Indemnifying Party shall have no obligation or liability for indemnification under Section 10.2 or Section 10.3, as applicable, after the end of the applicable survival period specified in Section 10.1, except for Claims that the Indemnifying Party has been notified of in accordance with Section 10.5 by the Indemnified Party, prior to the end of the applicable survival period.

(c) No Party shall have any liability for, or obligation with respect to, (i) any special, incidental, indirect, consequential, exemplary or lost profits damages, other than to the extent awarded pursuant to a Third Party Claim, or to the extent such damages are reasonably foreseeable by the Members or the Purchaser Parties, as the case may be, as a result of the underlying claim for breach (A) as of the date of this Agreement, to the extent such damages are solely the result of characteristics unique to the applicable Indemnified Party or (B) as of the time of breach, in the case of all other consequential damages, or (ii) punitive or aggravated damages, unless awarded pursuant to a Third Party Claim.

(d) The Purchaser Parties, on behalf of themselves and their respective Affiliates, acknowledge and agree that from and after the Closing, they shall not be permitted to make, and no Member shall have any liability or obligation with respect to, any Claims for any breach of any representation or warranty of the Members set forth in Article 3 (other than Section 3.23) or Article 4 of this Agreement or in any certificate delivered pursuant hereto (other than for a Claim based on Fraud).  In furtherance of the foregoing, from and after the Closing, each Purchaser Party hereby irrevocably waives (on behalf of itself and each of its Affiliates), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty by the Members set forth in this Agreement (other than Section 3.23) or in any certificate delivered pursuant hereto that such Purchaser Party (or its Affiliates) may have against the Members arising under or based upon any theory whatsoever, whether under any Law, in equity, contract, tort or otherwise; provided that nothing contained in this Section 10.4(d) shall operate to limit the ability of any Purchaser Party to assert a claim for Fraud.  For the avoidance of doubt, the Purchaser Parties acknowledge and agree that the rights provided under the R&W Insurance Policy shall be the sole and exclusive remedy of the Purchaser Parties with respect to any and all Damages attributable to any breach of any representation or warranty of the Members, except for Section 3.23 and in the case of Fraud.

(e) Notwithstanding anything to the contrary herein, neither the failure of the Purchaser to bind the R&W Insurance Policy nor the revocation, cancellation, or modification of the R&W Insurance Policy after the Closing Date, nor any inability of, nor any denial by the R&W Insurer, to pay any Damages contemplated by the R&W Insurance Policy, shall result in liability under this Article 10 to the Members.

(f) Notwithstanding anything to the contrary herein, in no event will the Members have any indemnification obligation hereunder with respect to any Damages relating to Taxes (i) to the extent such Damages were included in the computation of the Purchase Price, (ii) with respect to any taxable period (or portion thereof) ending after the Closing Date (other than as a result of a breach of the representations set forth in Section 3.23(l)) or (iii) resulting solely from any breach or failure of Purchaser or any of its Affiliates to perform any covenant or agreement related to Taxes set forth in this Agreement.

10.5 Notification

(a) If a Third Party Claim is instituted or asserted against an Indemnified Party, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Third Party Claim; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent the Indemnifying Party is prejudiced as a result thereof, unless the notification occurs after the expiration of the applicable survival period set out in this Article 10 (in which case such Third Party Claim is time barred). The notice must specify, in reasonable detail, the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

(b) If an Indemnified Party becomes aware of a Direct Claim, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Direct Claim; provided, that the failure to notify or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of its obligations under this Article 10 except to the extent the Indemnifying Party is prejudiced as a result thereof, unless the notification occurs after the expiration of the applicable survival period set out in this Article 10 (in which case such Direct Claim is time barred).

(c) Notice to an Indemnifying Party under this Section 10.5 of a Direct Claim or a Third Party Claim is assertion of a Claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 10.6 will apply to any Direct Claim and the provisions of Section 10.7 will apply to any Third Party Claim.

10.6 Direct Claims

(a) Following receipt of notice of a Direct Claim, the Indemnifying Party shall have 60 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(b) If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the 60 day period specified in Section 10.6(a). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party's dispute. During the 30 day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that 30 day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject to the terms of this Agreement.

(c) If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60 day period specified in Section 10.6(a), the Indemnifying Party is deemed to have acknowledged and agreed to the validity of the Direct Claim, in which event the Indemnified Party's right to be indemnified by the Indemnifying Party hereunder with respect thereto, and, subject to the terms hereof (including all applicable limitations on liability), all Damages suffered or incurred by the Indemnified Party arising from or in connection with such Direct Claim shall be payable by the Indemnifying Party to the Indemnified Party on demand following the final determination of such Damages.

10.7 Third Party Claims

(a) Following receipt of notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defense of the Third Party Claim, and may also elect to assume the investigation and defense of the Third Party Claim.

(b) Subject to any rights of the R&W Insurer to have control of the applicable Third Party Claim pursuant to the R&W Insurance Policy, in order to assume the investigation and defense of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 30 days of the Indemnifying Party's receipt of notice of the Third Party Claim.

(c) If the Indemnifying Party assumes the investigation and defense of a Third Party Claim:

(i) the Indemnifying Party will pay for all costs and expenses of the investigation and defense of the Third Party Claim, except that the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of the Third Party Claim incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim; and

(ii) the Indemnifying Party will reimburse the Indemnified Party for all reasonable and documented costs and expenses incurred by the Indemnified Party in connection with the investigation and defense of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defense of the Third Party Claim.

(d) If the Indemnified Party undertakes the defense of the Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party.

(e) The Indemnifying Party will not be permitted to compromise and settle, or to cause a compromise and settlement of, a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, unless:

(i) the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement; and

(ii) the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim, or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.

(f) The Indemnified Party and the Indemnifying Party shall each keep the other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defense of a Third Party Claim, the Indemnified Party will, at the request and expense of the Indemnifying Party, use its commercially reasonable efforts to make available to the Indemnifying Party, on a timely basis, those Representatives of the Indemnified Party whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party or its Representatives, on a timely basis, all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defense of. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defense of any Third Party Claim.

(g) The procedures above are subject to any administrative or defense requirements set forth in the R&W Insurance Policy.

10.8 Payment of Damages

Once an ascertained amount of any Damages is agreed to by the Indemnifying Party, or finally adjudicated to be payable by a court of competent jurisdiction pursuant to this Article 10, the Indemnifying Party will satisfy its obligations within five Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

10.9 Materiality

The Parties acknowledge that certain representations and warranties in Article 3 or Article 4 are qualified by materiality. For the purposes of this Article 10 and for determining whether there has been a breach and calculating the amount of any Damages that are the subject of a Claim for indemnification under this Article 10 , each representation and warranty in this Agreement will be read without regard and without giving effect to "material" or "Company Material Adverse Effect" qualifications; provided that the foregoing shall not apply with respect to the word "Material" when used in defined terms, including "Material Contracts" and "Company Material Adverse Effect".

10.10 Knowledge

The rights of the Purchaser Parties to indemnification under this Article 10 or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Purchaser acquired, or could have acquired, whether before or after the Closing or the Closing Date, nor by any investigation or due diligence inquiry conducted by the Purchaser.

10.11 Duty to Mitigate

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person, the Indemnified Party shall take reasonable appropriate steps to enforce such recovery, settlement or payment, and the amount of any Damages of the Indemnified Party will be reduced by the net amount of insurance proceeds, and the net amount of any such recovery, settlement, payment or otherwise, actually recoverable by the Indemnified Party (and to the extent recovered by the Indemnified Party after the Indemnifying Party has paid any amounts in respect of a Claim to the Indemnifying Party, such recovered amounts (not to exceed the amounts paid by the Indemnifying Party in respect of such Claim) shall be remitted to the Indemnifying Party who paid such Claim). If any Indemnified Party fails to use such reasonable efforts to mitigate any such Claim or Damages, then the Indemnifying Party shall not be required to indemnify the Indemnified Party for the portion of any Damages that would have been avoided if the Indemnified Party had used such reasonable efforts.

10.12 Adjustment to Purchase Price

Any payment made by the Members as an Indemnifying Party pursuant to this Article 10 will constitute a dollar-for-dollar decrease of the Purchase Price, and any payment made by the Purchaser as an Indemnifying Party pursuant to this Article 10 will constitute a dollar-for-dollar increase of the Purchase Price.

10.13 Exclusion of Other Remedies

(a) Except as provided in this Section 10.13, the indemnities provided in Section 10.2 and Section 10.3 shall constitute the sole and exclusive remedy of the Purchaser Parties, on the one hand, and the Members, on the other hand, against the other Party in the event of any breach of any representation, warranty, covenant, agreement or other obligation in this Agreement, and the Parties agree that no other rights, remedies or causes of action (whether at Law or in equity, or whether in Contract or in tort, or otherwise) are permitted to any Party.  Notwithstanding the foregoing, Section 10.13(b) shall be applicable to any breach, or failure to perform, by any of the Parties of any of the covenants, agreements or other obligations of the Parties set out in this Article 10, and in Sections 9.1 (Company's Books and Records), 9.2 (D&O Indemnification and Tail Policy), 9.4 (Tax Matters), 9.5 (Non-Competition), 9.6 (Purchaser Parent Guarantee), 9.7 (Confidentiality) and 9.8 (R&W Insurance Policy) (being, collectively with the covenants, agreements and obligations described in this Section 10.13(a), the "Post-Closing Covenants").

(b) The Parties agree that any failure to comply with any of the Post-Closing Covenants may give rise to irreparable harm, for which Damages would not be an adequate remedy at Law. Accordingly, the Parties agree that, in the event of any breach or threatened breach of any Post-Closing Covenant by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief, specific performance or other equitable relief. The Parties agree not to raise any objections to the granting of injunctive or other equitable relief: (i) on the basis that there exists an adequate remedy at Law, or (ii) to prevent or restrain breaches or threatened breaches of any Post-Closing Covenant by any Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement. Such remedies, together with the rights to indemnification set forth in this Article 10, will be the exclusive remedies for any breach or threatened breach of any Post-Closing Covenant.

10.14 R&W Insurance Policy

(a) No Indemnified Party shall be entitled to double recovery of any Damages, even if such Damages may have resulted from any Claim for indemnity pursuant to more than one of the provisions of Sections 10.2 or Sections 10.3, or even if such Damages may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

(b) For avoidance of doubt, notwithstanding any other provision contained in this Agreement to the contrary, other than with respect to Fraud, the R&W Insurance Policy shall be the sole source of any recovery by the Purchaser Parties for any breach of or inaccuracy in the representations and warranties set forth in this Agreement by the Members (other than Section 3.23), any document to be delivered in connection with this Agreement, or any other agreement or instrument contemplated hereby.  Except for fraud and for a breach of Section 3.23, the Purchaser Parties may not bring a Claim for any breach of or inaccuracy in the representations and warranties set forth in this Agreement by the Members.

ARTICLE 11
TERMINATION

11.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Parties;

(b) by the Purchaser Parties, by written notice to the Members, if:

(i) neither Purchaser Party is then in material breach of this Agreement, and there has been a breach of, inaccuracy in, or failure to perform, any representation, warranty, covenant or agreement made by the Members pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1(a) or 7.1(b), and such breach, inaccuracy or failure has not been cured by the Members within ten days of the Members' receipt of written notice of such breach from the Purchaser Parties; or

(ii) any of the conditions set forth in Sections 7.1(a) or 7.1(b) are not fulfilled by the Outside Date, unless such failure is due to the failure of either Purchaser Party to perform or comply with any of the covenants or agreements in this Agreement to be performed or complied with by such Purchaser Party prior to the Closing;

(c) by the Members, by written notice to Purchaser Parties, if:

(i) the Members are not then in material breach of this Agreement, and there has been a breach of, inaccuracy in, or failure to perform, any representation, warranty, covenant or agreement made by either of the Purchaser Parties pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1(a) or 7.1(c), and such breach, inaccuracy or failure has not been cured by the Purchaser Parties within ten days of the Purchaser's receipt of written notice of such breach from the Members; or

(ii) any of the conditions set forth in Sections 7.1(a) or 7.1(c) are not fulfilled by the Outside Date, unless such failure is due to the failure of the Members to perform or comply with any of the covenants or agreements in this Agreement to be performed or complied with by the Members prior to the Closing; or

(d) by the Purchaser Parties or the Members in the event that (i) there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

11.2 Effect of Termination

If this Agreement is terminated in accordance with Section 11.1, this Agreement will become void and there will be no liability on the part of any Party except:

(a) this Article 11, Section 8.4, Section 9.7 and Section 12.4, all of which shall survive such termination; and

(b) that nothing in this Article 11 will relieve any Party from liability for willful breaches of this Agreement.

ARTICLE 12
MISCELLANEOUS

12.1 Notices

(a) Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, transmitted by email, or sent by registered mail, charges prepaid, addressed as follows:

(i) if to the Members:

Hale Capital Partners, L.P.
17 State Street, Suite 3230
New York, NY  10004

Attention: Martin Hale Jr.
Email: martin@halefunds.com

(ii) if to the Purchaser or the Purchaser Parent:

Americas Gold and Silver Corporation
145 King Street West, Suite 2870
Toronto, ON  M5H 1J8

Attention: Paul Huet
Email: japhuet@americas-gold.com

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day), or, if mailed, on the third Business Day following the date of mailing; provided that, if at the time of mailing or within three Business Days thereafter, there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication under this Agreement shall be delivered or transmitted by email as set out above.

(c) Any Party may at any time change its address for service by giving notice to the other Parties in accordance with this Section 12.1.

12.2 Time of the Essence

Time is of the essence in this Agreement.

12.3 Announcements

The Parties shall mutually agree as to the form and substance of the press release to be disseminated concurrently with the execution and delivery of this Agreement by the Parties, announcing the execution of this Agreement. No press release, public statement, announcement or other public disclosure with respect to this Agreement or the transactions contemplated by this Agreement may be made except with the prior written consent and joint approval of the Parties, unless required by Law or a Governmental Entity. Where the public disclosure is required by Law or a Governmental Entity, the Party or Parties required to make the public disclosure shall use commercially reasonable efforts to obtain the approval of the other Parties as to the form, nature and extent of such disclosure prior to making any such disclosure.

12.4 Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement. The fees and expenses referred to in this Section 12.4 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, financial advisors and accountants.

12.5 Further Assurances

Each Party shall, at all times after the Closing Date and upon any reasonable request of any other Party, promptly do, execute, deliver or cause to be done, executed and delivered, at the expense of the requesting Party, all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested, in order to more effectively assign, transfer and convey the Company Interests and to effectuate the transactions contemplated in this Agreement.

12.6 Amendments

No amendment of this Agreement shall be binding on any Party unless consented to in writing by such Party.

12.7 Waiver

No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar). No waiver shall be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right. A single or partial exercise of any right shall not preclude a Party from any other or further exercise of that right or the exercise of any other right.

12.8 Entire Agreement

This Agreement (together with the Existing Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the transactions contemplated by this Agreement, and supersedes all prior Contracts, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions, including the letter agreement dated September 23, 2025 among the Purchaser Parent, Hale Capital Partners, L.P. and the Company. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, among the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

12.9 Successors and Assigns

(a) This Agreement becomes effective only when executed by the Parties. After that time, it is binding on and enures to the benefit of the Purchaser, the Purchaser Parent, the Company and the Members, and their respective successors and permitted assigns.

(b) Neither this Agreement, nor any of the rights or obligations under this Agreement, may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties.

12.10 Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision shall be severed from this Agreement, and the remaining provisions shall remain in full force and effect.

12.11 Third Party Beneficiaries

Except such Persons as provided in Article 10 and Sections 9.2 and 9.3, who are expressly deemed to be third party beneficiaries under this Agreement to the extent provided in such provisions, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to, or shall, confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

12.12 Governing Law

This Agreement is governed by and shall be interpreted and construed in accordance with the Laws of the State of Delaware. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the courts situated in the State of Delaware, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

12.13 Counterparts

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Execution and delivery of this Agreement by DocuSign or other form of electronic transmission shall be as effective as a manually executed original counterpart of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first above written.

U.S. SILVER - IDAHO, INC.

by	/s/ Peter McRae
Name: Peter McRae
Title: Authorized Signatory

AMERICAS GOLD AND SILVER CORPORATION

by	/s/ Paul Huet
Name: Paul Huet
Title: Authorized Signatory

HUSC SUB, LLC

by	/s/ Martin M. Hale Jr.
Name: Martin M. Hale Jr. Title: Authorized Signatory

HUSBC II, LLC

by	/s/ Martin M. Hale Jr.
Name: Martin M. Hale Jr. Title: Authorized Signatory

CRESCENT SILVER LLC

by	/s/ Roger Gross
Name: Roger Gross
Title: Authorized Signatory

EXHIBIT "A"
PURCHASE PRICE ALLOCATION

Class	Amount of Allocation
I (cash, demand deposits, etc.)	Amount of Cash of the Company (as finally determined pursuant to the Agreement)
II (publicly traded stock, government securities, etc.)	The book value of such assets.
III (accounts receivables, etc.)	The book value of such assets.
IV (inventory, etc.)	The Company's adjusted tax basis of such assets as of immediately prior to the Closing.
V (assets other than Class I, II, III, IV, VI, or VII assets, e.g. property, plant and equipment - fixed assets, furniture and fixtures, machinery and equipment, etc.)	The Company's adjusted tax basis of such assets as of immediately prior to the Closing.
VI (§197 intangibles other than goodwill and going concern value)	The Company's adjusted tax basis of such assets as of immediately prior to the Closing.
VII (Goodwill and going concern value)	Remainder.

A-1